Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

THE MANITOWOC COMPANY, INC.,

MMG HOLDING CO., LLC,

FINCANTIERI-CANTIERI NAVALI ITALIANI S.p.A

AND

FINCANTIERI MARINE GROUP HOLDINGS INC.

DATED AS OF AUGUST 1, 2008

ToC-i

ToC-ii

ToC-iii

ToC-iv

EXHIBITS
1.	Form of Buyer’s Closing Certificate
2.	Financial Information
3.	MMG Operating Agreement Assignment
4.	Form of Seller’s Closing Certificate
5.	Form of Transition Services Agreement

ToC-v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of this 1st day of August, 2008 by and among THE MANITOWOC COMPANY, INC. (“PARENT”), MMG HOLDING CO., LLC (“SELLER”), FINCANTIERI-CANTIERI NAVALI ITALIANI S.p.A. (“FINCANTIERI”) and FINCANTIERI MARINE GROUP HOLDINGS INC. (“BUYER”).

RECITALS

WHEREAS, MMG and the Subsidiary are engaged in the business of designing, manufacturing, constructing, repairing, maintaining and servicing ships as well as certain other related and ancillary lines of business (the “Business”); and

WHEREAS, Seller is the sole member and manager of MMG; and

WHEREAS, MMG owns all of the issued and outstanding capital stock of the Subsidiary;

WHEREAS, as the date hereof, Fincantieri USA Inc. is the sole shareholder of Buyer; and

WHEREAS, Buyer desires to buy, and Seller desires to sell, the MMG Ownership Interest on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1                               Adjusted Current Assets.  “Adjusted Current Assets” shall mean, without duplication, the sum of the following:

(a)           trade and other accounts receivable,

(b)           prepaid expenses (including prepaid Taxes), and

(c)           other assets that would be accounted for as current assets in accordance with GAAP.

1.2                               Adjusted Current Liabilities.  “Adjusted Current Liabilities” shall mean, without duplication, the sum of the following:

(a)           trade and other accounts payable,

(b)           accrued salaries and bonuses,

(c)           obligations under the current portion of all capitalized leases, and

(d)           other liabilities that would be accounted for as current liabilities in accordance with GAAP.

For the avoidance of doubt, the parties acknowledge that no liabilities associated with workers’ compensation matters will be included in the Adjusted Current Liabilities.

1.3                                 Affiliate.  “Affiliate” shall mean any Person who directly or indirectly Controls or is Controlled by or is under common Control with such other Person.

1.4                                 Agreement.  “Agreement” shall mean this Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedule delivered contemporaneously herewith, as the same may be amended from time to time in accordance with the terms hereof.

1.5                                 Agreement Sections.  The following terms shall have the meanings specified in the Sections of this Agreement listed in the following table:

TERM	SECTION
Affected Employee	3.17(a)
Buyer	Preamble
Buyer Indemnifiable Breach	9.3(h)
Business	Recitals
Buyer Indemnified Parties	9.1
Buyer’s 401(k) Plan	3.17(f)
COBRA	3.17(e)
COMSEC Material	3.6
CPR	10.4
Disclosure Schedule Change	3.3(b)
Dispute	10.1
DOJ	3.9(a)(i)
Environmental Claim	4.18(a)(i)
Environmental Hazardous Materials	4.18(a)(ii)
Environmental Laws	4.18(a)(iii)
Environmental Permits	4.18(a)(iv)
Environmental Release	4.18(a)(v)
Estimated Closing Date Balance Sheet	2.1(c)
Estimated Closing Date Working Capital	2.1(c)
FAR	4.23(b)
FIN 48	1.59
Fincantieri	Preamble
FTC	3.9(a)(i)
Indemnifiable Loss	9.3(i)
Indemnity Claim Notice	9.3(b)
Independent Accountant	2.3
International Trade Laws and Regulations	4.17(d)(i)

TERM	SECTION
ITAR	4.17(c)
LCS	4.6(d)
Lease	4.12(b)(i)
Leased Real Property	1.57
MMG Benefit Plan	4.15(a)
Owned Real Property	1.58
Parent	Preamble
Parent’s Refunds	3.14(c)
Products	4.25
Protected Person	3.12(a)
Purchase Price	2.1(b)
Replacement	10.6(g)
Request	10.4
Resigning Directors and Officers	3.10
Restricted Period	3.12(a)
Seller	Preamble
Seller Benefit Plan	4.15(a)
Seller Employee	3.17(b)
Seller Indemnifiable Breach	9.3(g)(i)(B)
Seller Indemnified Parties	9.2
Seller’s 401(k) Plans	3.17(f)
Straddle Period	3.14(a)(iii)
Tax Matter	3.14(b)(ii)
Termination Fee	11.2(b)
Third Party Claim	9.3(b)
Third Party Consents	3.11
WARN	4.16(b)
Working Capital Certificate	2.2(a)

1.6           Announcement.  “Announcement” shall mean any public notice, release, statement or other communication to employees, suppliers, distributors, customers, the general public, the news or financial media or other press, or any securities exchange or securities quotation system relating to the transactions described in this Agreement.

1.7           Assumed Parent Guarantees.  “Assumed Parent Guarantees” shall mean those guarantees set forth on Schedule 3.16.

1.8           Business Day.  “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

1.9           Buyer’s Closing Certificate.  “Buyer’s Closing Certificate” shall mean the Closing Certificate of Buyer in substantially the form of Exhibit 1 attached to this Agreement.

1.10        Buyer’s Strategic Initiatives.  “Buyer’s Strategic Initiatives” means Buyer’s efforts to improve design and engineering skills, upgrade operations, modify production processes and sequencing, and implement investments in engineering and manufacturing activities with the aim of improving the industrial efficiency of  MMG’s and the Subsidiary’s shipbuilding and shiprepair activities.

1.11        Cash and Cash Equivalents.  “Cash and Cash Equivalents” means, as of any date, the sum of the cash and cash equivalents of MMG as of such date, determined in accordance with GAAP applied in a manner consistent with the manner applied in preparation of the Financial Information, but excluding intercompany accounts.

1.12        CFIUS.  “CFIUS” means the Committee on Foreign Investment in the United States, as established in the Foreign Investment and National Security Act of 2007, Pub.L. 110-49, 121 Stat. 246.

1.13         Closing.  “Closing” shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

1.14         Closing Date.  “Closing Date” shall mean the date which is the third Business Day following the date on which all of the conditions precedent to the obligations of Buyer and Seller under this Agreement, as set forth in Articles VII and VIII hereof, have been fulfilled or duly waived in accordance with the terms hereof, or such other date as provided under this Agreement or as Seller and Buyer mutually shall agree in writing.

1.15        Closing Date Balance Sheet.  “Closing Date Balance Sheet” shall mean the unaudited consolidated balance sheet for MMG and the Subsidiary prepared by Seller and delivered to Buyer pursuant to Section 2.2(a).

1.16        Closing Date Working Capital.  “Closing Date Working Capital” means the following amount with respect to MMG and the Subsidiary:

(a)           Adjusted Current Assets as of 12:01 A.M. on the Closing Date, minus

(b)           Adjusted Current Liabilities as of 12:01 A.M. on the Closing Date.

1.17        Code.  “Code” shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

1.18        Collective Bargaining Agreement.  “Collective Bargaining Agreement” means any collective bargaining agreement and any and all other Contracts, letters, side letters, settlements, and contractual obligations of any kind, nature and description, oral or written, entered into between any “labor organization” (as defined in Section 2(5) of the National Labor Relations Act) and MMG or the Subsidiary.

1.19         Confidentiality Agreement.  “Confidentiality Agreement” shall mean the confidentiality agreement between Parent and Fincantieri, dated October 3, 2006, as amended February 25, 2008.

1.20         Contracts.  “Contracts” shall mean all of the contracts, agreements, leases, relationships, teaming agreements and commitments, written or oral, to which MMG or the Subsidiary is a party or by which MMG or the Subsidiary is bound.

1.21         Control.  “Control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.22         Disclosure Schedule.  “Disclosure Schedule” shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by or on behalf of Seller to Buyer contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

1.23         DSS.  “DSS” shall mean the Defense Security Service.

1.24         Employee Benefit Plans.  “Employee Benefit Plans” shall mean any compensation plan, pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, golden parachute arrangements, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees, directors, or independent contractors of MMG or the Subsidiary, sponsored, maintained or contributed to, or required to be contributed to, by MMG or any ERISA Affiliate, or with respect to which any of them are a party or have any obligation, as of the date hereof.

1.25         ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder as the same may be in effect from time to time.

1.26         ERISA Affiliate.  “ERISA Affiliate” means any “person” (within the meaning of Section 3(9) of ERISA) that, together with MMG, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

1.27         Estimated Working Capital Adjustment.  “Estimated Working Capital Adjustment” shall mean:  (a) if the Estimated Closing Date Working Capital is less than the Target Working Capital, the absolute value of the difference between the Estimated Closing Date Working Capital and Target Working Capital; and (b) if the Estimated Closing Date Working Capital is greater than or equal to the Target Working Capital, zero.

1.28         Existing Contracts.  “Existing Contracts” shall mean those Contracts required by the terms of Section 4.13 of this Agreement to be listed and briefly described on the Disclosure Schedule.

1.29         Existing Indebtedness.  “Existing Indebtedness” shall mean all Indebtedness of MMG or the Subsidiary.

1.30         Existing Liens.  “Existing Liens” shall mean all Liens affecting any of the owned or leased assets or properties of MMG or the Subsidiary or affecting the MMG Ownership Interest.

1.31         Existing Litigation.  “Existing Litigation” shall mean all pending or, to the Knowledge of Seller, threatened suits, audit inquiries, internal investigations, charges, workers compensation claims, claims for bodily injury, product warranty claims, litigation, grievances, arbitrations, proceedings, governmental or regulatory investigations, citations and other claims and actions of any kind to which MMG or the Subsidiary is a party or by which any of their owned or leased assets or properties is bound.

1.32         Existing Permits.  “Existing Permits” shall mean all permits, licenses, approvals, qualifications, permissions and other governmental authorizations (excluding Environmental Permits) required for the conduct of the Business of MMG and the Subsidiary as presently conducted.

1.33         Exon-Florio.  “Exon-Florio” means, collectively, Section 721 of the Defense Production Act of 1950, 50 U.S.C. App. § 2170, as amended by the Foreign Investment and National Security Act of 2007, Pub.L. 110-49, 121 Stat. 246, and any regulations which may be promulgated thereunder.

1.34         Exon-Florio Clearance.  “Exon-Florio Clearance” means the giving of notice by Seller and Buyer with respect to the purchase by Buyer of the MMG Ownership Interest in accordance with the requirements of Exon-Florio and its applicable regulations and (a) the determination by CFIUS under Exon-Florio not to undertake an investigation of such purchase or (b) the determination by the President of the United States of America not to exercise his authority under Section 721 of Exon-Florio with respect to such purchase.

1.35         Financial Information.  “Financial Information” shall mean:  (a) the unaudited consolidated financial statements of MMG for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007; and (b) the unaudited consolidated financial statements of MMG (and its successors in interest) as of and for the interim period ended March 31, 2008 and for the comparative period for 2007.  The Financial Information is attached to this Agreement as Exhibit 2.

1.36        GAAP.  “GAAP” shall mean United States generally accepted accounting principles as the same may be in effect from time to time.

1.37        Government Bid.  “Government Bid” means any quotation, bid or proposal made by either MMG, the Subsidiary or any of their Affiliates that if accepted or awarded to MMG or the Subsidiary would lead to a Contract with any Government Entity for the sale of products or services by MMG or the Subsidiary.

1.38        Government Contract.  “Government Contract” means any Contract entered into between MMG or the Subsidiary and (i) any Government Entity, (ii) any prime contractor to any Government Entity (in its capacity as such) or (iii) any subcontractor described in Schedule 1.38 to the Disclosure Schedule (which description will also identify the relevant agreement with such subcontractor).

1.39        Government Entity.  “Government Entity” means any U.S. federal, territorial, state or local governmental authority, agency, quasi-governmental authority, instrumentality, self-regulatory organization, commission, tribunal, body, court or other legislative, executive, judicial, regulatory or governmental entity.

1.40        Governmental Authorizations.  “Governmental Authorizations” means, collectively, (a) all notices, reports, registrations, applications or other filings to or with a Government Entity, and (b) all consents, authorizations, approvals, permits, licenses, clearances, waivers, exemptions, variances, amendments, expirations or terminations of any waiting period or other time restriction of, from or by any Government Entity.

1.41         HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.42         Indebtedness.  “Indebtedness” shall mean all liabilities of the relevant Person, whether short-term or long-term and whether primary or secondary, absolute or contingent, current, or funded: (a) for borrowed money (including all obligations for principal, interest and costs related thereto); (b) evidenced by notes, bonds, debentures or similar instruments; (c) secured by Liens on any leased or owned assets or properties of that Person, but excluding obligations under operating (as opposed to capital) leases; (d) that are receivables sold with recourse clauses; (e) relating to the deferred purchase price of property or assets; (f) relating to reimbursement obligations in respect of any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a third party; (g) resulting from such Person acting as a guarantor or other surety; or (h) any liabilities similar to any of the foregoing.

1.43         Intangible Assets.  “Intangible Assets” shall mean all of the intangible assets owned or used in the Business by MMG or the Subsidiary, including but not limited to goodwill, trade secrets, know-how, inventions, data, plans, drawings, designs, blue prints, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, logos, United States and foreign patents, patent applications, trade names (including the “Bay Shipbuilding,” “Cleveland Shipbuilding,” and “Marinette Marine” names), trademarks, service marks, trademark registrations, service mark registrations, copyrights, copyright applications, franchise rights, customer lists, telephone numbers and related rights, and any licenses or agreements relating to any of the foregoing.

1.44         Knowledge of Seller.  “Knowledge of Seller” (or similar phrases) shall mean any actual knowledge of any of the following individuals:  Dean J. Nolden, Robert

Herre, Patrick O’Hern, Richard McCreary, Scott Jensen and Timothy Duquaine, after due inquiry.

1.45         Law.  “Law” shall mean any U.S. federal, state, local or other law (including common law), rule, regulation, constitution, treaty, ordinance, code, order, decree, judgment, or other requirement or determination of any Government Entity, and the rules, regulations and orders promulgated thereunder, and shall also mean the rules and regulations of the New York Stock Exchange and any applicable listing agreement with any national or international securities exchange.

1.46         Lien.  “Lien” shall mean, with respect to any asset:  (a) any mortgage, pledge, lien, charge, claim, restriction, lease, security interest or other encumbrance of any kind; and (b) any financing lease or other title retention agreement relating to such asset.

1.47         LMC.  “LMC” shall mean Lockheed Martin Corporation.

1.48         Material Adverse Effect.  “Material Adverse Effect” shall mean any state of facts that would have an effect that is materially adverse to the Business, properties, assets, liabilities, results of operations, or financial condition of MMG and the Subsidiary, taken as a whole.

1.49         MMG.  “MMG” shall mean Manitowoc Marine Group, LLC, a Nevada limited liability company which is a wholly-owned subsidiary of Seller.

1.50         MMG Operating Agreement.  “MMG Operating Agreement” shall mean the limited liability company operating agreement, dated as of December 2, 1998, by and between the Parent and MMG, as amended and assigned by Parent to Seller as of December 13, 2006, establishing Seller as the sole member and manager of MMG.

1.51         MMG Operating Agreement Assignment.  “MMG Operating Agreement Assignment” shall mean the document in substantially the form attached hereto as Exhibit 3 to be mutually executed and delivered by and among Seller, Buyer and MMG, whereby Seller assigns and transfers to Buyer all of Seller’s rights, obligations and privileges under the MMG Operating Agreement (including the MMG Ownership Interest), Buyer accepts all such rights and privileges and assumes and agrees to discharge all such obligations, and MMG consents to such assignment and assumption.

1.52         MMG Ownership Interest.  “MMG Ownership Interest” shall mean the ownership interest and management rights of Seller in MMG, as prescribed in the MMG Operating Agreement and applicable Law, including all rights, privileges and obligations attendant thereto and associated therewith.

1.53         Multiemployer Plan.  “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which MMG or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

1.54         Nunn-McCurdy Amendment.  “Nunn-McCurdy Amendment” means the Nunn-McCurdy amendment to the defense acquisition law (10 U.S.C. 2433), as amended from time to time.

1.55         Permitted Liens.  “Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or that are being disputed in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords with respect to leased real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet due and payable or that are being disputed in good faith and for which appropriate reserves have been established in accordance with GAAP, (d) in the case of real property, in addition to items (a), (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances and easements disclosed in the Title Commitments, and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by MMG or the Subsidiary and (e) those of the Existing Liens which are expressly noted as Permitted Liens on Schedule 4.22 to the Disclosure Schedule.

1.56         Pre-Closing Taxes.  “Pre-Closing Taxes” shall mean all Taxes of MMG and the Subsidiary for any period or portion of a period, as determined pursuant to Section 3.14(a)(ii), ending on or before the Closing Date.

1.57         Person.  “Person” shall mean and include a natural person, corporation, trust, partnership, limited liability company, limited liability partnership, association, joint venture, unincorporated organization, governmental entity, agency, branch, department or committee thereof, or any other legal entity.

1.58         Real Property.  “Real Property” shall mean the parcels of real property which are owned or leased by MMG or the Subsidiary.  “Owned Real Property” shall mean any Real Property owned by MMG or the Subsidiary, and “Leased Real Property” shall mean any Real Property leased by MMG or the Subsidiary.

1.59         Records.  “Records” shall mean all books, documents and records owned or used by MMG or the Subsidiary in the conduct of their respective businesses, including personnel, medical and accounting records, Tax Returns (and related work papers, Tax opinions, Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) work papers and opinions to the extent in the sole control of Seller, MMG or the Subsidiary), correspondence, governmentally required records, engineering data, designs, drawings, blue prints, plans, specifications, vendor lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials, title policies and other written materials.

1.60         Relevant Group.  “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which MMG or the Subsidiary is or was a member.

1.61         Representatives.  “Representatives” means, with respect to any Person, each of its shareholders, members, directors (or members of comparable governing bodies), managers, officers, partners, or employees.

1.62         Seller’s Closing Certificate.  “Seller’s Closing Certificate” shall mean the Closing Certificate of Seller in substantially the form attached hereto as Exhibit 4.

1.63         Site.  “Site” shall mean any real properties currently or previously owned, leased, subleased or operated by:  (i) MMG or the Subsidiary; (ii) any predecessors of MMG or the Subsidiary; or (iii) any current or former Affiliates of MMG or the Subsidiary; in each case, including all soil, subsoil, surface waters and groundwater thereat.

1.64         Subsidiary.  “Subsidiary” shall mean Marinette Marine Corporation, a Wisconsin corporation which is a wholly owned subsidiary of MMG.

1.65         Target Working Capital.  “Target Working Capital” shall mean negative Twenty Five Million Dollars and no/100 (-$25,000,000.00).

1.66         Tax.  “Tax” shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, customs, duties, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not.

1.67         Taxing Authority.  “Taxing Authority” means any Government Entity having jurisdiction with respect to any Tax.

1.68         Tax Returns.  “Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof.

1.69         Title Commitments.  “Title Commitments” shall mean the exceptions numbered 13 and 14 in Schedule B- Section 2 of the Title Commitment prepared by Chicago Title Insurance Company effective as of May 27, 2008, file number 08-PHI-0379ED and exceptions numbered 6 through 21 in Schedule B- Section 2 of the Title Commitment prepared by Chicago Title Insurance Company effective as of May 20, 2008, file number 08-PHI-0378ED.

1.70         Transfer Taxes.  “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees and other similar Taxes and fees (including any deficiencies, penalties and interest asserted with respect thereto).

1.71         Transition Services Agreement.  “Transition Services Agreement” means that certain transition services agreement to be entered into among Buyer, Seller and Parent on the Closing Date and substantially in the form attached hereto as Exhibit 5

(except for the schedule of services, which will be agreed to between signing and closing).

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE

2.1                                 Purchase and Sale.  At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

(a)           Purchase of MMG Ownership Interest.  Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, the MMG Ownership Interest.  To evidence such purchase and sale, Seller, Buyer and MMG shall mutually execute and deliver to one another the MMG Operating Agreement Assignment.

(b)           Purchase Price.  In consideration for the MMG Ownership Interest, Buyer shall pay Seller an amount equal to One Hundred and Twenty Million and 00/100 Dollars ($120,000,000) minus the Estimated Working Capital Adjustment (the “Purchase Price”).  Buyer shall make such payment to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.

(c)           Estimated Closing Date Working Capital. No less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer Seller’s good faith estimate of the Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”) and an estimate of the Closing Date Working Capital (the “Estimated Closing Date Working Capital”).  Seller shall prepare the Estimated Closing Date Balance Sheet and its calculation of the Estimated Closing Date Working Capital in accordance with the requirements applicable to the preparation of Closing Date Balance Sheet and calculation of the Closing Date Working Capital, respectively, set forth in Section 2.2(a) hereof.  Seller shall confer with Buyer regarding any inquiries Buyer may have regarding Seller’s preparation of the Estimated Closing Date Balance Sheet and calculation of the Estimated Closing Date Working Capital, but Seller’s ultimate determination of the Estimated Closing Date Working Capital shall be final for purposes of determining the Estimated Working Capital Adjustment.

2.2                                 Working Capital Adjustment.

(a)               As soon as reasonably practicable following the Closing Date, and in any event within forty-five (45) calendar days thereafter, Seller shall prepare and deliver to Buyer a certificate (the “Working Capital Certificate”) of an authorized officer of Seller setting forth the Closing Date Balance Sheet and Seller’s good faith calculation of the Closing Date Working Capital.  Seller shall prepare the Closing Date Balance Sheet and its calculation of the Closing Date Working Capital in accordance with GAAP and to the extent possible applied in a manner consistent with the manner applied in the preparation of the Financial Information; provided that the Closing Date Working Capital shall be calculated as set forth in Section 1.15 hereof.  Buyer shall provide Seller and its Representatives, accountants and legal counsel with reasonable access to Buyer and its Representatives, accountants and legal counsel and information in Buyer’s possession or control after Closing as may be necessary to prepare the Closing Date Balance Sheet.

(b)              From and after the delivery of the Working Capital Certificate, Buyer and its Representatives, accountants and legal counsel shall be permitted to review Seller’s working papers relating to the preparation of the Working Capital Certificate, and Seller shall provide Buyer, its Representatives, accountants and legal counsel with reasonable access to the persons involved in preparing or reviewing such Working Capital Certificate.

(c)               The Working Capital Certificate delivered by Seller to Buyer shall be conclusive and binding upon the parties unless Buyer, within thirty (30) calendar days after its receipt thereof, notifies Seller in writing that Buyer disputes any of the amounts set forth therein, specifying in reasonable detail the nature of the dispute and the basis therefor, and only including objections based upon mathematical errors or on the basis of the Closing Date Balance Sheet not being prepared or the Closing Date Working Capital not being calculated in accordance with the requirements of Section 2.2(a) hereof.  The parties shall in good faith attempt to resolve any such dispute and, if the parties so resolve all disputes, the Working Capital Certificate (and the computation of the Closing Date Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within thirty (30) calendar days after notice is given by Buyer to Seller pursuant to this Section 2.2(c), the parties shall submit the dispute to the Independent Accountant for resolution pursuant to Section 2.3 of this Agreement.

(d)           Upon final determination of the Closing Date Working Capital:

(i)            In the event that the Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, Buyer shall pay Seller, within ten (10) calendar days after such final determination, an amount equal to the amount of such excess but in no event shall such amount exceed the Estimated Working Capital Adjustment; or

(ii)           In the event that the Closing Date Working Capital is less than the Estimated Closing Date Working Capital, Seller shall pay Buyer within ten (10) calendar days after such final determination, an amount equal to the absolute value of such shortfall minus the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital; provided that in the event the Closing Date Working Capital is greater than the Target Working Capital, no such payment shall be made by Seller pursuant to this Section 2.2(d)(ii).

Any payment to be made pursuant to this Section 2.2(d) shall be made by wire transfer of immediately available funds to an account designated by the recipient.

2.3                                 Working Capital Calculation Dispute Resolution.  Any disagreement between the parties regarding the Closing Date Working Capital calculation pursuant to Section 2.2 may be submitted in writing by either party for resolution to a partner in the New York head office of Deloitte Financial Advisory Services LLP (the “Independent

Accountant”); provided that, in the event that the Independent Accountant or its Affiliates are engaged by a party to this Agreement in connection with the subject matter of this Agreement, the parties shall jointly select one of the other “Big Four” accounting firms which is not so engaged.  Such written submission shall specify in reasonable detail the precise matters in dispute.  Each of Buyer and Seller shall furnish, at its own expense, the Independent Accountant and the other parties with such documents and information as the Independent Accountant may request.  Each such party may also furnish to the Independent Accountant such other information and documents as it deems relevant to the disagreement, with appropriate copies or notification being delivered to the other party.  The Independent Accountant may, in its discretion, conduct a conference with Seller and Buyer concerning the disagreement, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisers, counsel and accountants.  In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountant.  The Independent Accountant shall formulate its decision based on the accounting standards, principles and procedures specified in, and otherwise consistent with the terms and provisions of, this Agreement.  Notwithstanding the foregoing, the Independent Accountant shall restrict the scope of its review solely to the particular matters described in the written notice, and shall not review, investigate, consider, opine on, or otherwise address any other matter related to the Closing Date Working Capital calculation.

Each party agrees that the fees, costs and expenses of the Independent Accountant shall be allocated and borne by Buyer based on the percentage that the Independent Accountant’s award in favor of Seller (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant, and the remainder of such fees, costs and expenses shall be borne by Seller.  For example, should the items in dispute total $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller.

2.4           Decision.  The Independent Accountant shall render its decision in writing within forty-five (45) days from the date all disagreements are submitted by Seller and Buyer to the Independent Accountant for resolution, and shall set forth any changes required in the Closing Date Balance Sheet and the Closing Date Working Capital.  The decision of the Independent Accountant shall be final, binding and conclusive on the parties for all purposes.  Any payment due one party from the other as a result of the decision of the Independent Accountant shall be paid by the relevant party within three (3) Business Days following receipt by the parties of the written decision of the Independent Accountant.

2.5           Relationship with Dispute Resolution Provisions.  For the avoidance of doubt, the dispute resolution provisions of Articles IX and X of this Agreement shall have no application to any disagreement between the parties with respect to the Closing Date Balance Sheet or the Closing Date Working Capital or its calculation.

ARTICLE III
OTHER AGREEMENTS

3.1                                Access and Cooperation.  Upon reasonable notice, Seller shall cause MMG to afford to Buyer and its Representatives:  (i) reasonable access (subject to any legal or contractual restriction on the access to or dissemination of any information based on the classified nature of such information) during normal business hours to the assets, properties (including Real Property and structures thereon) and Records of MMG and the Subsidiary; (ii) in the manner reasonably required by Seller in each instance, reasonable access to Representatives of Seller, MMG and the Subsidiary (including their respective accountants and legal counsel) who would reasonably be presumed to have information which would be relevant for the purposes of preparing for the consummation of the transactions contemplated by this Agreement and the conduct of the Business thereafter; and (iii) in the manner reasonably required by Seller in each instance, access to material vendors, customers and others having material business dealings with MMG and the Subsidiary.  Buyer shall coordinate all such access through Seller.  Seller may, as a condition to permitting Buyer to contact vendors and customers of the Business, require that personnel of Seller, MMG and/or the Subsidiary participate in the contact.

3.2                                Confidentiality.

(a)           Confidentiality Agreement.  Buyer and Seller agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided, that (i) in the event of a conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall govern and (ii) the Confidentiality Agreement shall be deemed to have terminated with respect to all information other than information relating to Parent or any of its Affiliates (other than MMG and the Subsidiary) without further action by the parties upon the occurrence of the Closing.

(b)           Post-Closing.  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning MMG and the Subsidiary, except to the extent that such information: (i) is in the public domain through no fault of Seller or any of its Affiliates; (ii) is lawfully acquired by Seller or any of its Affiliates after the Closing from sources that to the Knowledge of Seller or its Affiliates are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) may need to be disclosed in connection with the fulfillment of Seller’s obligations under this Agreement; or (iv) may need to be disclosed, as reasonably determined by Seller’s counsel, in connection with any dispute relating to this Agreement or the transactions contemplated hereby.  If Seller or any of its Affiliates or agents is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Seller shall, if requested by Buyer, exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance at Buyer’s expense that confidential treatment will be accorded such information.

3.3                                Disclosure Schedule.

(a)           Disclosure Schedule.  Contemporaneously with the execution and delivery of this Agreement, Seller is delivering to Buyer the Disclosure Schedule, which is accompanied by a certificate signed by an officer of Seller, stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement.  The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to establish specific factual exceptions to the representations, warranties, covenants or agreements of Seller contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedule.  Any matter set forth in any Schedule of the Disclosure Schedule shall be deemed disclosed with respect to any Section of this Agreement to which such matter logically relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of such matter.  No reference to or disclosure of any item on the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Disclosure Schedule.

(b)           Updates.  Prior to the Closing Date, Seller shall update the Disclosure Schedule (except with respect to Article VI) to reflect all matters which:  (i) exist on the date of this Agreement and should have been included on the Disclosure Schedule under the terms of this Agreement but were not previously included in the Disclosure Schedule; or (ii) have occurred from and after the date of this Agreement, and in either case, had they been known or existed on the date of this Agreement, would have been required to be described in the Disclosure Schedule (a “Disclosure Schedule Change”).  Seller shall deliver such Disclosure Schedule Change as soon as practicable upon discovery of such matter, but in no event later than five (5) Business Days prior to the Closing Date.   A Disclosure Schedule Change made pursuant to Section 3.3(b)(i) hereof shall be deemed to have been delivered solely for informational purposes and shall not be deemed to update the Disclosure Schedule or cure any breach of any representation, warranty, covenant or other agreement for any purpose under this Agreement or to prejudice any rights of Buyer under this Agreement, including the right to claim that the representations and warranties of Seller, when made on the date of this Agreement were untrue.

3.4                                Duties Concerning Conditions Precedent.  Each party to this Agreement shall use reasonable efforts to cause all of the conditions precedent set forth in Articles VII and VIII of this Agreement to be satisfied.

3.5                                Deliveries of Information.  Subject to Sections 3.1 and 3.3(b) of this Agreement, from time to time prior to the Closing Date, Seller shall furnish promptly to Buyer:  (i) the monthly consolidated financial statements of MMG (as prepared by MMG in accordance with its normal accounting procedures) promptly after such financial statements are available; (ii) a summary of any action taken by Seller as the sole member and manager of MMG; (iii) a summary of any action taken by the Subsidiary’s Board of Directors, or any committee thereof; (iv) to the extent permitted by Law, any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement; (v) any communication from any third party alleging that the consent of such third party may be required in connection with the transactions contemplated by this Agreement; and (vi) all other information concerning the operations, properties and personnel of MMG and the Subsidiary as Buyer may reasonably request.

3.6                                 Exclusivity Letter Extension.  Upon execution of this Agreement, Seller shall deliver to Buyer an amendment to the Exclusivity Letter as previously executed and extended by the parties extending the period of exclusivity until November 30, 2008 (which shall commence on the date hereof and shall include an automatic extension as described in the next sentence).  The exclusivity period under such amendment shall be automatically extended without any further action required by either party until December 30, 2008 only if, within seventy-five days after the date hereof, (a) the formal notice requesting Exon-Florio Clearance has been filed by Buyer and Seller, (b) Buyer has resolved how it will proceed, which may include the use of alternative approaches,  with respect to presenting to DSS solutions for securing information deemed to be communications security material by the United States Government that is used in connection with the Business (“COMSEC Material”), and (c) Buyer has kept Seller informed as to the status of the Exon-Florio Clearance; provided that such extension shall continue only if Buyer continues to keep Seller so informed after November 30, 2008.  For the avoidance of doubt, the parties hereto understand and agree that this Section 3.6 does not provide either Seller or Buyer any right to terminate this Agreement and that this Agreement may only be terminated in accordance with the express provisions of Article XI of this Agreement.

3.7                                 Public Announcements.  Subject to each party’s disclosure obligations imposed by law, Parent, Seller, Fincantieri and Buyer will cooperate and consult with each other in the development and distribution of all Announcements and shall not issue any Announcement without the approval of the other parties.  Each party acknowledges that the other parties (or their respective Affiliates) may be subject to legally required disclosures, which may require such party (or one of its Affiliates) to make one or more Announcements regarding this Agreement on very short notice.  Under such circumstances, the party that is required to make such Announcement will exercise reasonable efforts to comply with the foregoing provisions of this Section 3.7 and will provide reasonable prior written notice and a copy of such Announcement to the other parties, but the party that is required to make such Announcement has the right to proceed with any Announcement without the other parties’ prior approval if the party that is required to make such Announcement is unable to obtain the other parties’ approval at a time when the party that is required to make such Announcement, on the advice of counsel, has made a good faith determination that it is legally required to issue such Announcement.

3.8                                 Access to Records and Employees.

(a)           Records.  For a period of seven (7) years following the Closing Date (or as reasonably extended to accommodate any Parent or Seller Tax audit), solely for the purposes of defending Third Party Claims or complying with regulatory or other legal obligations of Parent or Seller, Buyer agrees to permit Parent and Seller and their Representatives, such access to, and right to copy, such Records (including engineering data, designs, drawings, blue prints and other similar documents that were

Records of the Company prior to Closing) as Parent or Seller may deem reasonably necessary or reasonably desirable.  Any such examination and copying shall be at the expense of Parent and Seller, shall be performed at the place where Records are regularly maintained by MMG and shall not unreasonably interfere with the normal business activities of MMG.  Buyer shall notify Seller if at any time prior to January 1, 2015, it intends to destroy any or all of such Records and Parent and Seller shall have the right to review and remove such Records at their expense.

(b)                                 Employees.  Until January 1, 2011, solely for the purposes of defending Third Party Claims or complying with regulatory or other legal obligations of Parent or Seller, Buyer shall afford Parent and Seller access to those employees of MMG or the Subsidiary who were employees of MMG or the Subsidiary, as the case may be, prior to the Closing Date, or any employees hired by MMG or the Subsidiary after the Closing Date to replace any such employee.  Any such access shall be: (i) at the reasonable request of Parent or Seller; and (ii) scheduled and provided on a reasonable basis taking into account the business requirements of MMG and the Subsidiary.

3.9                                 Regulatory Approvals.

(a)           Each of Buyer and Seller shall promptly apply for, and take all reasonably necessary actions, including, without limitation, the making of all required filings, to obtain or make, as applicable, all Governmental Authorizations (and authorization from the German anti-trust authority, if applicable, at the Buyer’s sole expense) required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement.  Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the sale of the MMG Ownership Interest.  Without limiting the generality of the foregoing, Seller and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline:

(i)            Buyer and Seller shall each:  (a) file as soon as reasonably practicable after the execution of this Agreement with the Antitrust Division of the United States Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the pre-merger notifications required by the HSR Act and notification to the German anti-trust authority, if applicable, from such party, requesting early termination of the waiting periods thereunder; (b) promptly respond to inquiries to such party from such Persons in connection with such filings; and (c) cooperate fully with one another in the preparation of such filings and responses.

(ii)           Buyer and Seller shall file with CFIUS the joint voluntary notice required in order to obtain the Exon-Florio Clearance with respect to the transactions contemplated by this Agreement and furnish the DSS with the Special Security Agreement (in form reasonably acceptable to Buyer and Seller).  The parties shall provide CFIUS and DSS with any additional or supplemental information requested by CFIUS and DSS or its member agencies during the Exon-Florio and FOCI review process.  The parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio and FOCI review process as promptly as practicable (including, in the case of Buyer, making reasonable efforts to (X) work with each Government Entity to structure any remedy or condition that may be sought to be imposed by such Government Entity as a prerequisite to granting Exon-Florio Clearance or (Y) work with such Government Entity to devise an alternative arrangement so that any such remedy, condition or alternative arrangement, as the case may be, is both acceptable to such Government Entity and consistent with Buyer’s Strategic Initiative); provided, however, that nothing in this Section 3.9 shall be deemed to require Buyer or LMC to agree to (A) take any action or refrain from taking any action, (B) become subject to any condition, restriction or obligation, or (C) become subject to any adverse action relating to the facility security clearances of MMG or the Subsidiary or the personnel security clearance of any employee of Buyer or MMG or the Subsidiary that materially affects or would reasonably be expected to materially affect MMG’s, the Subsidiary’s or Buyer’s ability to conduct the Business in the case of each of (A), (B) and (C) that, in the case of Buyer, materially impedes its ability to accomplish the Buyer’s Strategic Initiatives, as determined by Buyer in its reasonable discretion, and, in the case of LMC, as LMC does not deem appropriate in its sole and absolute discretion.

(b)           Each of Buyer and Seller shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from CFIUS, the FTC and the DOJ and any other Government Entities, and shall comply promptly with any such inquiry or request.

(c)           In the event that a Government Entity requires LMC to accept responsibility for securing COMSEC Material as a condition to obtaining Exon-Florio Clearance and LMC has declined to accept such responsibility, Parent and Seller shall take commercially reasonable efforts to obtain approval from the DSS to secure COMSEC Material on behalf of Buyer, on an interim basis not to exceed twelve (12) months; provided, that Buyer shall reimburse Parent or Seller, as applicable, on a monthly basis, within thirty (30) days of receipt of an invoice from Parent or Seller, for one hundred and five percent (105%) of any and all costs incurred by Parent or Seller in connection with obtaining approval for such arrangement and in connection with providing such service to Buyer.

3.10                           Resignation of Officers of MMG and of Directors and Officers of the Subsidiary.  Prior to or at the Closing, the directors, managers and officers of MMG and the directors and officers of the Subsidiary listed on Schedule 3.10 to the Disclosure Schedule (the “Resigning Directors and Officers”) shall have tendered their written resignations from such positions effective as of the Closing.

3.11                           Third Party Consents.  Seller shall use reasonable efforts to cause MMG and the Subsidiary, promptly following the date of this Agreement, to obtain any and all consents and approvals of third parties (“Third Party Consents”) that are required for the consummation of the transactions contemplated by this Agreement under the terms of any Existing Contract or material Existing Permit.

3.12                          Noncompete.

(a)           Parent and Seller agree that, for a period of three (3) years from and including the Closing Date (“Restricted Period”), they shall not, and they shall cause their Affiliates not to, without the prior written consent of Buyer, directly or indirectly, either alone or acting in concert with another Person or Persons, engage in any business which designs, manufactures, constructs, repairs, maintains or services ships in the United States or Canada; provided, however, that nothing herein shall preclude Parent, Seller and their respective Affiliates from acquiring and/or owning, in the aggregate, less than five percent (5%) of the outstanding shares or other ownership interests of a publicly traded company which might be deemed to be engaged in activities that compete with the Business, provided their investment in such company is for passive investment only.  In addition, Parent and Seller covenant that, during the Restricted Period, Parent and Seller shall not, and they shall cause their respective Affiliates not to, solicit the employment or engagement of services of any Person who is or was employed as an employee, contractor or consultant by MMG or the Subsidiary during such period on a full- or part-time basis (a “Protected Person”).  The foregoing restriction shall not prohibit Parent, Seller or any of their Affiliates from engaging in general advertising for employment, independent contractor or consulting services and from hiring any person responding to such advertisements; provided, in each case, that such advertising was not specifically targeted at any Protected Person.

(b)           Parent and Seller acknowledge that the restrictions contained in this Section 3.12 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the acquisition of the MMG Ownership Interest.  Parent and Seller acknowledge that any violation of this Section 3.12 will result in irreparable injury to Buyer and agree that Buyer shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 3.12, which right shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

3.13                          No Implied Representations or Warranties.  The parties hereby acknowledge and agree that no party is making any representation or warranty whatsoever, express or implied, except those representations and warranties explicitly set forth in this Agreement.  Without limiting the generality of the foregoing, (i) except for the express representations and warranties made by Seller in Article IV hereof, Seller makes no representation or warranty to Buyer with respect to: (A) the merchantability or fitness for a particular purpose of any assets or properties of MMG or the Subsidiary; (B) any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures or future results of operations of MMG, the Subsidiary or the Business; or (C) any other information or documents (financial or otherwise) made available to Buyer or its Representatives with respect to MMG, the Subsidiary and the Business during Buyer’s due diligence, or otherwise, including, without limitation, the descriptive memorandum provided by Merrill Lynch, Pierce, Fenner & Smith Incorporated; and (ii) except for the express representations and warranties made by Buyer pursuant to Article V hereof, Buyer makes no representation or warranty to Seller with respect to any information or documents

(financial or otherwise) made available to Seller or Seller’s counsel, accountants or advisers with respect to Buyer or its Affiliates.

3.14                          Tax Matters.

(a)                                  Returns and Payments.

(i)            Consolidated Returns for Periods Through the Closing Date.  Buyer shall cause MMG and the Subsidiary to consent to join, for all taxable periods of MMG and the Subsidiary ending on or before the Closing Date for which MMG and the Subsidiary are eligible to do so, in any consolidated, combined or unitary federal, state, local or foreign income and franchise Tax Returns that Parent shall request MMG and the Subsidiary to join.  Parent shall cause to be prepared and filed all such consolidated, combined or unitary Tax Returns.  Buyer shall cooperate with Parent and its Affiliates in the preparation of the portions of such Returns pertaining to MMG and the Subsidiary.  Parent shall cause to be timely paid all Taxes to which such Returns relate for all periods covered by such Returns.  Parent will include or have included in its consolidated federal income Tax Return for all periods or portions thereof through the Closing Date the income of MMG and the Subsidiary (including any deferred income from intercompany transactions and any excess loss accounts).  Parent will not change any position on such Tax Returns that relate to MMG and the Subsidiary from the Tax positions taken on Tax Returns filed prior to the Closing Date that relate to MMG and the Subsidiary.  The income of MMG and the Subsidiary shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of MMG and the Subsidiary as of the end of the Closing Date.  If MMG and the Subsidiary are permitted, but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii)           Tax Periods Ending on or, Before the Closing Date.  Parent shall cause to be prepared at least 75 days before they are due (including extensions) and Buyer shall cause to be timely filed all required state, local and foreign Tax Returns of MMG and the Subsidiary for any Tax period that ends on or before the Closing Date, for which Tax Returns have not been filed as of the Closing Date.  Parent shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.  If Buyer objects to such Tax Return, the parties shall endeavor to reach agreement for a period of ten (10) days, and if the parties are unable to reach an agreement within such ten (10)–day period, they shall resolve any disputes using the dispute mechanism set forth in Section 2.3, which shall be conclusive and binding on the parties.  Parent shall pay to Buyer the amount of the Taxes with respect to such Tax Returns as prepared by Parent if Buyer doesn’t object or, if applicable, as has been determined in accordance with the dispute mechanism as described in this Section 3.14(a)(ii) within five (5) days following any demand by Buyer for such payment less any amount relating to such Taxes (as finally determined in accordance with Article II) that was taken into account in the calculation of the Closing Date Working Capital, which demand shall not be earlier than ten (10) days before such Taxes are due.

(iii)          Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax

Returns of MMG and the Subsidiary for Tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”).  Buyer shall permit Parent to review and comment on each such Tax Return described in the preceding sentence prior to filing.  If Parent objects to such Tax Returns, the parties shall endeavor to reach agreement for a period of ten (10) days, and if the parties are unable to reach an agreement with such ten (10)-day period, they shall resolve any disputes using the dispute mechanism set forth in Section 2.3, which shall be conclusive and binding on the parties.  Parent shall pay to Buyer the amount of the Taxes with respect to such Tax Returns as prepared by Buyer if Parent doesn’t object or, if applicable, as has been determined in accordance with the dispute mechanism as described in this Section 3.14(a)(iii) within five (5) days following any demand by Buyer for such payment less any amount relating to such Taxes (as finally determined in accordance with Article II) that was taken into account in the calculation of the Closing Date Working Capital, which demand shall not be earlier than ten (10) days before such Taxes are due.  For purposes of prorating Taxes, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, provided that any Taxes attributable to the transactions contemplated by this Agreement shall be allocated to the portion of the taxable period ending on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of MMG and the Subsidiary.

(iv)          Tax Elections and Accounting Methods.  In preparing the income and franchise Tax Returns referenced in this Section 3.14(a), neither party shall make or cause to be made any material Tax election or change any material income Tax accounting method or period without giving prior written notice to and receiving prior written consent of the other party; provided, however, that such prior written consent shall not be required if and to the extent such change or election (A) is required by Law and no other reasonable method exists to comply with such Law or (B) will not materially increase the amount of income or franchise Taxes that would be owing for periods covered by an income or franchise Tax Return for which the other party has filing responsibility hereunder or for which the other party is allocated Taxes hereunder, with such materiality determined prior to such election or change.  Except for the transactions contemplated by this Agreement and transactions in the ordinary course of business, Buyer shall not cause Parent or Seller to recognize taxable income on the Closing Date.

(v)           Allocations.          The portion of the Purchase Price allocated to the noncompete agreement described in Section 3.12 hereof shall equal Eighteen Million and no/100 Dollars ($18,000,000).  Except as may be required by Law, neither Buyer nor Parent will, nor will they permit any of their Affiliates to, (A) file or cause to be filed any Tax Returns in a manner inconsistent with the foregoing election allocation and (B) take any action inconsistent therewith.

(b)                                 Indemnification; Audits.

(i)            Parent shall indemnify and hold harmless Buyer from and against any and all liability, (A) for federal, state and local income and franchise Taxes of any member of any Relevant Group assessed against MMG and the Subsidiary for any taxable period by reason of MMG and the Subsidiary being severally liable for the entire Tax of such Relevant Group pursuant to Treasury Regulation 1.1502-6 or any analogous state or local Tax provision by Contract or otherwise, (B) for all Pre-Closing Taxes of MMG and the Subsidiary and (C) Transfer Taxes.

(ii)           Buyer shall promptly notify Parent in writing upon receipt by Buyer or any Affiliate of Buyer (including MMG and the Subsidiary) of notice of any pending or threatened Tax audits or assessments that may affect the Tax liabilities of MMG and the Subsidiary and for which Parent could be liable under Section 3.14(b)(i).  Parent shall have the sole right to represent MMG’s and the Subsidiary’s interests in any Tax matter, including, without limitation, any audit or administrative or judicial proceeding or the filing of any amended return, that involves a Tax liability or potential Tax liability for which Parent agrees to be liable under Section 3.14(b)(i) (a “Tax Matter”), and to employ counsel of its choice at its expense, but subject to the contest provisions and procedures in Section 9.3(b).  Buyer shall cooperate fully with Parent and its counsel in the defense or compromise of any Tax Matter.

(c)                                  Refunds.  Any refunds or credits of federal, state, local or foreign income and franchise Taxes (including any interest thereon) received by or credited to MMG or the Subsidiary attributable to Tax periods ending on or prior to the Closing Date (except for Tax periods described in Sections 3.14(a)(ii) or (iii) which were included in the calculation of Closing Date Working Capital)  (collectively, “Parent’s Refunds”) shall be for the benefit of Parent, and Buyer shall use its reasonable best efforts to obtain any Parent’s Refunds and shall cause MMG and the Subsidiary to pay over to Parent any Parent’s Refunds immediately upon receipt thereof.  Any refund of Taxes (including any interest thereon), other than Parent’s Refunds, that relates to MMG or the Subsidiary shall be the property of MMG or the Subsidiary, as applicable, and shall be retained by MMG or the Subsidiary (or promptly paid by Parent to MMG or the Subsidiary if any such refund (or interest thereon) is received by Parent or any of its respective Subsidiaries or Affiliates).  Without limiting the generality of the preceding sentence, any such refund or other benefit realized by MMG or the Subsidiary that results from the carryforward of any Tax attribute from a pre-Closing period shall be the property of MMG or the Subsidiary and shall be retained by MMG or the Subsidiary, as applicable.

(d)                                 Cooperation.  After the Closing Date, Parent and Buyer shall make available to the other, as reasonably requested, and to any Taxing Authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax liabilities or potential Tax liabilities of MMG and the Subsidiary for all periods prior to or including the Closing Date and shall preserve all such information, Records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.  Buyer shall, at the request of Parent, prepare, or cause MMG and the Subsidiary to prepare, and provide to Parent such federal, state, local and foreign Tax information packages as Parent shall request for Parent’s use in preparing any Tax Return that relates to MMG and the Subsidiary.  Such Tax information packages shall be completed by Buyer and provided to Parent within forty-five (45) calendar days after Parent’s request therefor, but need not be provided any earlier than ninety (90) calendar days following the end of the applicable taxable year.  Subject to the foregoing, each party shall bear its own expenses in complying with the foregoing provisions.

(e)           Payment of Transfer Taxes and Fees.  Seller shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer, Buyer’s Affiliates including, following the Closing, MMG and the Subsidiary with respect to such Transfer Taxes.  Parent shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(f)            Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements binding MMG and/or the Subsidiary  shall be terminated with respect to MMG and the Subsidiary as of the day before the Closing Date and, from and after the Closing Date, neither MMG nor the Subsidiary shall be obligated to make any payment to Parent or any of its Affiliates, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

(g)           Purchase Price Adjustments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made under this Agreement as an adjustment to Purchase Price.

3.15                          Workers’ Compensation Insurance.  As of the Closing Date, all insurance requirements of MMG and the Subsidiary, including without limitation requirements for workers’ compensation coverage, will be the sole responsibility of Buyer, MMG or the Subsidiary.  From and after the Closing Date, Buyer shall be responsible for (a) those workers’ compensation claims that are related to injuries incurred by Affected Employees on or after the Closing Date and (b) those workers’ compensation claims related to injuries incurred by Affected Employees prior to the Closing Date for which claims are made more than thirty (30) days after the Closing. Parent and Seller shall be responsible for all workers’ compensation claims that are related to injuries incurred prior to the Closing Date to the extent the claim is made on or before thirty (30) days after Closing.  For purposes of this Section, a workers’ compensation claim is deemed incurred when the injury or event giving rise to the claim occurs. After the Closing, neither Buyer nor its Affiliates (including MMG and the Subsidiary) shall have any right to make claims under workers’ compensation insurance policies issued by third parties that may have provided coverage to MMG and the Subsidiary as Affiliates of Parent prior to the Closing Date.  None of Buyer, MMG nor the Subsidiary shall have the right to claim directly against Parent for any “self-insured” program of risk management or the amount of any deductible or self-insured retention for any loss suffered by MMG and the Subsidiary prior to the Closing Date, regardless of the date on which the claim is made.

3.16                          Parent Guarantees.  Prior to Closing, Buyer and Seller shall cooperate to arrange for substitute guarantees of performance sufficient to permit the full and complete release of Parent from the Assumed Parent Guarantees.

3.17                          Employee Benefits Matters.

(a)           Seller or Parent shall take all actions necessary to cause MMG and the Subsidiary to discontinue as of the Closing their status as participating employers under all Seller Benefit Plans (as defined in Section 4.15 hereof).  As of the Closing Date, except to the extent set forth in this Section 3.17, the Affected Employees shall cease to be active participants under the Seller Benefit Plans.  For purposes of this Agreement, “Affected Employee” means each individual who is employed by MMG or the Subsidiary on the Closing Date, whether actively employed on such date or on an approved absence.

(b)           Schedule 3.17(b) lists the name, location, position and base salary of each current employee of Parent or its Affiliates (other than MMG or the Subsidiary) who is primarily engaged in the Business (each, a “Seller Employee”), and Seller shall provide Buyer with reasonable access to such Seller Employees, and, to the extent permitted by applicable Law, such information regarding such employees as is contained in personnel records.   Buyer may, in its discretion, offer employment as of the Closing Date to any Seller Employee on terms and conditions determined by Buyer.  Neither Parent nor Seller shall have any obligation to assist Buyer in its efforts to recruit any Seller Employee, and Seller and Parent are expressly permitted to offer additional incentives or make additional offers of employment to Seller Employees designed to retain the employment of Seller Employees.  Any Seller Employee who accepts Buyer’s offer of employment and actually commences employment with Buyer shall become an Affected Employee upon his or her commencement of employment.

(c)           As of the Closing Date, all Seller Benefit Plans shall be terminated with respect to Affected Employees; provided that except as specifically provided in this Section 3.17, Seller and Parent shall remain solely responsible for, and shall indemnify Buyer and its affiliates in accordance with the procedures set forth in Article IX against, any and all liabilities arising under, in connection with or in respect of: (A) the Seller Benefit Plans; (B) all defined benefit pension plans (and all rights and entitlements under such plans); (C) Seller Employees in respect of their employment with Parent, Seller or their Affiliates; and (D) claims relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), attributable to “qualifying events” occurring prior to the Closing Date with respect to any Affected Employee.

(d)           Except as specifically provided in this Section 3.17, neither Buyer nor any of its Affiliates (including, after the Closing Date, MMG and the Subsidiary) shall adopt, become a sponsoring employer of, nor have any responsibility or obligation under or in respect of any such Seller Benefit Plans.  Except as specifically provided in this Section 3.17, no assets held in trust solely for any Seller Benefit Plan will be transferred to Buyer or to any Employee Benefit Plan adopted or maintained by Buyer or any of its Subsidiaries; provided, that any assets attributable to any MMG Benefit Plan held in any group trust that also includes assets of plans other than an MMG Benefit Plan shall, upon or as soon as practicable after the Closing, be transferred to a trust established by Buyer or its Affiliates for such MMG Benefit Plan.

(e)           Without limiting the scope of Section 3.17(c), Seller shall be responsible for (i) all medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by an Affected Employee or his covered dependents prior to the Closing Date, (ii) claims relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) attributable to “qualifying events” occurring prior to the Closing Date with respect to any Affected Employee or former employee of MMG or the Subsidiary, and (iii) claims relating to the provision of post-employment welfare benefits to any Affected Employee or former employees of MMG or the Subsidiary, regardless of when incurred.  For purposes of this paragraph, a medical claim is deemed incurred when the services that are the subject of the claim are performed, provided that services performed after the Closing Date that are related to a hospital confinement that commenced prior to the Closing Date shall be deemed incurred prior to the Closing Date; in the case of life insurance, when the death occurs; and in the case of disability, when the injury or event giving rise to the disability occurs.

(f)            As of the Closing Date or as soon as administratively practicable thereafter, Seller or Parent shall contribute to each applicable Seller 401(k) Plan (as defined below) for the benefit of the Affected Employees (A) all contributions due with respect to the last plan year ending prior to the Closing Date, and (B) all employee contributions with respect to the plan year including the Closing Date and relating to compensation earned by the Affected Employees as of the Closing Date.  As soon as practicable following the Closing Date, Buyer shall establish or maintain a tax-qualified defined contribution plan or plans which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer’s 401(k) Plan”) for the benefit of Affected Employees who are covered by The Manitowoc Company, Inc. Retirement Savings Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (together, the “Seller’s 401(k) Plans”) as of the Closing Date.  Immediately prior to the Closing, Seller shall cause all of the account balances of the Affected Employees under the Seller’s 401(k) Plans to become fully vested.  As soon as practicable after the Buyer establishes or maintains the Buyer’s 401(k) Plan, and if requested by an Affected Employee, the Seller or one of its Affiliates shall take all actions necessary to initiate a transfer of eligible rollover distributions as defined in section 401(a)(31) of the Code, from the Seller’s 401(k) Plans, to the Buyer’s 401(k) Plan, and the Buyer shall cause the Buyer’s 401(k) Plan to accept such rollover.

(g)           The provisions of this Section 3.17 are solely for the benefit of the respective parties to this Agreement and nothing in this Agreement expressed or implied shall confer upon any current or former Affected Employee or upon any representative of any such Person, or upon any collective bargaining agent, or upon any other person, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

3.18                          Intercompany Liabilities and Agreements; Indebtedness; Release of Liens.

(a)           Prior to the Closing, Seller shall, and shall cause the Subsidiary to, settle all intercompany accounts (including any positive or negative Cash and Cash Equivalents balance) between MMG and the Subsidiary, on the one hand, and Parent, Seller and their respective Affiliates (other than MMG and the Subsidiary), on the other hand.

(b)           Prior to the Closing, Seller shall extinguish (i) all Indebtedness of MMG and the Subsidiary, and (ii) all guarantees by MMG and the Subsidiary of any Indebtedness of Parent, Seller or any their respective Affiliates (other than MMG and the Subsidiary).

(c)           Prior to the Closing, Seller shall have caused to be released all Liens (other than Permitted Liens) in and upon any of the properties and assets of MMG and the Subsidiary.

(d)           Prior to the Closing, Seller shall have terminated all technical support agreements set forth on Schedule 4.13 to the Disclosure Schedule.

(e)           Prior to the Closing, the parties shall cooperate in good faith to enter into arrangements with Airgas – North Central Inc. such that MMG and the Subsidiary have their own agreement with Airgas and are no longer parties to such an agreement that includes other Affiliates of Parent.

3.19                          Payments Received by Seller After Closing.  After the Closing, in the event that Seller or Parent receives any payments for products or services provided by MMG or the Subsidiary or other misdirected payments owed to MMG or the Subsidiary, Seller or the Parent, as applicable, shall immediately pay to Buyer all such payments received by Seller or the Parent.

3.20                          Further Assurances.  Subject to the terms of this Agreement, each of Buyer and Seller shall act in good faith and use their respective commercially reasonable best efforts to consummate the transactions contemplated hereby as promptly as practicable, including, without limitation, the execution of such documents and other instruments and the taking of such actions (including negotiating the Transition Services Agreement) as may be reasonably required to carry out the provisions hereof.

3.21                          Transition Services Agreement.  During the period between the date hereof and the Closing Date, Buyer, Seller and Parent agree to negotiate in good faith the services to be provided to Buyer pursuant to the Transition Services Agreement and the applicable fees to be paid for such services, which fees will be determined based on the parameters set forth in the footnotes in Exhibit 5.

3.22                          Access to Books and Records Held by Parent or Its Affiliates.  As soon as reasonably practical after the Closing, Seller shall take commercially reasonable efforts to deliver to Buyer or MMG (as directed by Buyer) all books, documents and records pertaining to MMG or the Subsidiary that are in the possession of Parent or any of its Affiliates (other than MMG and the Subsidiary), including personnel, medical and accounting records, Tax Returns (and related work papers and opinions), legal and litigation-related documents, discovery and other materials, correspondence, governmentally required records, engineering data, designs, drawings, blue prints, plans, specifications, vendor lists, customer lists, computer media, sales literature, catalogues, promotional items, advertising materials, title policies and other written materials that may be reasonably necessary to the operation of the Business; provided that, Seller shall be entitled to redact any information from such materials that cover Parent or any Affiliates of Parent other than MMG or the Subsidiary and are not reasonably related to the operation of the Business and maintain a copy of any such materials and provided further that, to the extent such books, documents or records are not able to be segregated from other books, records and documents of Parent or its Affiliates, Parent shall, and it shall cause its Affiliates to, grant Buyer, MMG or the Subsidiary (and their respective Representatives) access to, and the right to copy, such books, documents and records as Buyer, MMG or the Subsidiary may deem reasonably necessary or reasonably desirable.  Any such examination and copying shall be at the expense of Buyer, MMG or the Subsidiary, shall be performed at the place where such books, documents and records are regularly maintained and shall not unreasonably interfere with the normal business activities of MMG.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Parent jointly and severally represent and warrant to Buyer as of the date hereof that, except as set forth in the Disclosure Schedule:

4.1                                Ownership of MMG Ownership Interest.  Seller is the owner of good and marketable title to the entire MMG Ownership Interest, and at Closing Seller shall have full right and power to transfer the entire MMG Ownership Interest to Buyer, free and clear of any Liens.  Seller has not granted a currently effective power of attorney or proxy to any person with respect to the MMG Ownership Interest.  Seller is not a party to or bound by any agreement, undertaking or commitment to sell, exchange or purchase any portion of the MMG Ownership Interest or any interest therein.  At the Closing, Seller will transfer and convey good, valid and marketable title to the MMG Ownership Interest, free and clear of all Liens.

4.2                                Authorization; Enforceability.  The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Seller are within the corporate or limited liability company power of Seller or Parent, as applicable, and have been duly authorized by all necessary corporate or limited liability company action on the part of Seller or Parent, as applicable.  This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Seller and Parent will be, when executed and delivered by Seller and Parent, as applicable, the legal, valid and binding obligations of Seller and Parent, as applicable, enforceable against Seller and Parent

(to the extent of Parent’s obligations) in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general principles of equity.

4.3                                No Violation or Conflict.  The execution, delivery and performance of this Agreement by Seller and Parent does not and will not:

(a)           Contravene, conflict with or violate any Law, the articles of incorporation, the articles of organization, the bylaws or the operating agreement of any of Seller, Parent, MMG or of the Subsidiary;

(b)           Contravene, conflict with or violate, or give any Government Entity or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any judgment, order or decree to which Parent, Seller, MMG or the Subsidiary or any of their respective assets or properties may be subject;

(c)           Subject to obtaining the Third Party Consents set forth on Schedule 4.3(c) of the Disclosure Schedule, contravene, conflict with, violate or breach any provision, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Existing Contract, except where such contravention, conflict, violation or breach as would not, individually or in the aggregate, have a Material Adverse Effect;

(d)           Subject to obtaining the Third Party Consents set forth Schedule 4.3(c) of the Disclosure Schedule, result in the imposition or creation of any Lien upon or with respect to the assets or properties of MMG or the Subsidiary;

(e)           Subject to obtaining the Third Party Consents set forth Schedule 4.3(c) of the Disclosure Schedule, to the Knowledge of Seller, disrupt or impair any material relationship with any supplier, vendor, customer or employee of MMG or the Subsidiary; or

(f)            Except as disclosed on Schedule 4.3(f) to the Disclosure Schedule, trigger any right of any director, officer or employee of MMG or of the Subsidiary to receive, or the obligation of MMG or the Subsidiary to pay, any bonus, severance, parachute or other special payment or benefit.

4.4                                Consent or Approval of Governmental Authorities or Third Parties.  Except for the Third Party Consents set forth in Schedule 4.3(c) to the Disclosure Schedule, and except where the failure to do so would not have a Material Adverse Effect, (a) none of Seller, MMG nor the Subsidiary is or will be required to give any notice or obtain any consent or approval from any Person in connection with Seller’s execution and delivery of this Agreement and the consummation and performance of the transactions contemplated hereby, and (b) except for the Exon-Florio Clearance and compliance with the HSR Act, if applicable, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or municipal governmental authority or administrative or regulatory agency is required in connection with the execution, delivery or performance by Seller of this Agreement, or any other agreement, instrument or document contemplated hereby or the consummation by Seller of the transactions contemplated hereby or thereby.

4.5                                No Contest.  There are no actions, suits, asserted claims, proceedings, or, to the Knowledge of Seller, investigations, pending or, to the Knowledge of Seller, threatened against or involving Seller, MMG or the Subsidiary, before any court or arbitration tribunal or by or before any federal, state or municipal governmental authority or administrative or regulatory agency or any Government Entity that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated by this Agreement.  There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any federal, state or municipal governmental authority or administrative or regulatory agency or Government Entity, court or arbitration tribunal against Seller, MMG or the Subsidiary which prohibit or enjoin the consummation of the transactions contemplated hereby.

4.6                                Organization; Business.

(a)                                  Organization; Qualification.

(i)            Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada.

(ii)           MMG is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, and the Subsidiary is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin.  MMG is not in default under any provision of its Articles of Organization or the MMG Operating Agreement, and the Subsidiary is not in default under any provision of its Articles of Incorporation or its Bylaws.

(b)                                 Authority To Do Business.  MMG has requisite limited liability company power and authority, and the Subsidiary has requisite corporate power and authority, to own, lease and operate their properties and to conduct the Business in the manner and where now conducted and MMG and the Subsidiary are duly licensed or qualified to do business as and are in good standing in each United States jurisdiction in which the nature of their properties and assets or the conduct of the Business requires them to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  Schedule 4.6(b) to the Disclosure Schedule contains a list of all states and foreign jurisdictions where MMG and the Subsidiary are so licensed or qualified.

(c)                                  Organizational and Governing Instruments; Records.  Copies of MMG’s Articles of Organization, the MMG Operating Agreement and the Articles of Incorporation and Bylaws of the Subsidiary and all amendments thereto as in effect on the date hereof have been delivered to Buyer and are complete and correct as of the date of this Agreement.  The minute books of MMG and the Subsidiary are correct and complete in all material respects.  The stock transfer record books of the Subsidiary are correct, complete and current in all respects.

(d)           No Other Subsidiaries.  Other than the Subsidiary, and other than the arrangement with LMC related to the Littoral Combat Ship (“LCS”) program, neither MMG nor the Subsidiary has any direct or indirect equity interest by stock ownership or otherwise in any other corporation, partnership, limited liability company, joint venture, firm, association or business enterprise, other than investments in marketable securities reflected in the Financial Information.

4.7                                Capitalization.

(a)           Capital Accounts of MMG.  Seller is the sole member and manager of MMG, as provided in the MMG Operating Agreement.  MMG’s Records accurately reflect the capital account of Seller in MMG.

(b)           Subsidiary Stock.  Schedule 4.7(b) to the Disclosure Schedule sets forth the authorized capital of the Subsidiary, including the identification of each authorized class of capital stock, the number of authorized shares of each class, the number of issued and outstanding shares of each class, and the number of treasury shares of each class.  All of the issued and outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid and non-assessable (except as set forth in former Section 180.0622(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed)), and were not issued in violation of the preemptive rights of any Person or any agreement by which the Subsidiary, at the time of issuance was bound.  All of the issued and outstanding shares of capital stock of the Subsidiary are owned by MMG.

(c)           Rights; Warrants or Options; Dividends.  There are no outstanding subscriptions, warrants, options or agreements, except for this Agreement, or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any limited liability company membership interest in MMG (including all or any portion of or interest in the MMG Ownership Interest), or any shares of capital stock or other security of the Subsidiary.

4.8                                Financial Information.

(a)           Subject to the last sentence of this Section 4.8(a), the financial statements (and notes where applicable) which are part of the Financial Information, are accurate and complete in all material respects and fairly present, in all material respects, the consolidated financial condition, the consolidated results of operations and the consolidated statements of cash flows of MMG as of the respective dates thereof and for the periods referred to therein, all in accordance with GAAP applied on a consistent basis throughout all periods, subject to: (i) normal year-end and audit adjustments and any other adjustments described therein (the effect of which will not, individually or in the aggregate, be materially adverse); and (ii) the absence of footnotes thereto.  The balance of the Financial Information was prepared in a manner consistent with MMG’s past practices and is accurate and complete in all material respects.

(b)           MMG and the Subsidiary have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that are required to be reflected on a balance sheet prepared in accordance with GAAP (including appropriate footnotes), except (a) those that are adequately reflected or reserved against in the unaudited consolidated balance sheet of MMG for the period ended March 31, 2008  that is included in the Financial Information, (b) those that are identified on the Disclosure Schedule, (c) those that have been incurred in the ordinary course of business and consistent with past practice since December 31, 2007 and that, individually or in the aggregate, would not result in a Material Adverse Effect, and (d) those that are not in the aggregate material in amount or nature.

4.9                                 Tax Matters.

(a)           Tax Returns.  All Tax Returns required to have been filed by or with respect to MMG, the Subsidiary and any Relevant Group have been duly and timely filed, or extensions thereof have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed or extensions thereof have been duly and timely filed), and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon, or to the extent it is ultimately determined to the contrary, specific reserves have been put into place.  All Taxes owed by MMG, the Subsidiary and any member of a Relevant Group (whether or not shown on any Tax Return) have been timely paid, subject to any duly and timely filed extensions (or, if due between the date hereof and the Closing Date, will be duly and timely paid, subject to any duly and timely filed extensions).  MMG and the Subsidiary have made available for review by Buyer all Tax Returns which have been filed since December 31, 2003 on their behalf together with related Tax Records.

(b)           Payment of Taxes. The aggregate liability of MMG and the Subsidiary for Taxes (whether or not assessed) as of the date of the latest consolidated balance sheet included in the Financial Information did not exceed the accrual for Tax liability (other than any accrual for deferred Taxes established to reflect timing differences between book and tax income) disclosed on the face of such consolidated balance sheet.  Since December 31, 2007, neither MMG nor the Subsidiary have incurred any liability for Taxes outside the ordinary course of business.

(c)           Audits; Tax Claims.  Except as identified on Schedule 4.9(c) to the Disclosure Schedule, there is no audit, claim or assessment pending or, to the Knowledge of Seller, threatened against MMG or the Subsidiary with respect to any Taxes declared owing by MMG or the Subsidiary.  No taxing authority has challenged any Tax position taken prior to the Closing Date on a Tax Return of MMG or the Subsidiary that could reasonably be expected to result in additional Tax liability for MMG or the Subsidiary relating to closed Tax periods not examined by such taxing authority.  Schedule 4.9(c) to the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to MMG and the Subsidiary for taxable periods ended on or after December 31, 2003 (i) that have been audited, (ii) that currently are the subject of audit or (iii) that are open.  Seller has made available to Buyer on the Merrill Datasite correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by MMG and the

Subsidiary since December 31, 2003.  Except as set forth on Schedule 4.9(c), neither MMG nor the Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.  Except as set forth on Schedule 4.9(c), neither MMG nor the Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, nor have MMG or the Subsidiary made (or had made on their behalf) any requests for such extensions.  There are no Liens on any of the stock or assets of MMG or the Subsidiary with respect to Taxes.

(d)           Tax Allocation Agreements.  Except as set forth on Schedule 4.9(d) to the Disclosure Schedule, neither MMG nor the Subsidiary is a party to any Tax allocation or sharing agreement.  Neither MMG nor the Subsidiary has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which MMG or the Subsidiary currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.  Neither MMG nor the Subsidiary is a party to any joint venture or partnership that is treated as a partnership for federal income tax purposes.

(e)           Withholding.  MMG and the Subsidiary have properly withheld and timely paid all withholding and employment Taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons.  All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.  MMG and the Subsidiary have complied with all other information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(f)            None of the assets or properties of MMG and the Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  Neither MMG nor the Subsidiary is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code.  Neither MMG nor the Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Neither Seller nor Parent is a “foreign person” within the meaning of Section 1445 of the Code.  Neither MMG nor the Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code.  Neither MMG nor the Subsidiary has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(g)           Except as set forth on Schedule 4.9(g), neither MMG nor the Subsidiary has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither MMG nor the Subsidiary has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five (5)-year period ending as of the date of this Agreement.  Neither MMG nor the Subsidiary has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority.  MMG and the Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h)           At all times prior to December 1, 2006, MMG was a “disregarded entity” for U.S. federal, state and local Tax purposes.  Effective on December 1, 2006, MMG was treated as a corporation for U.S. federal, state and local Tax purposes.

(i)            Neither MMG nor the Subsidiary is required to make any disclosure to any Taxing Authority with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.  MMG and the Subsidiary have made all other necessary disclosures required by Section 1.6011-4 of the Treasury Regulations.  Neither MMG nor the Subsidiary has been a participant in a transaction described in Section 1.6011-4(b)(3) of the Treasury Regulations.

4.10                           Personal Property.

(a)           Owned Personal Property.  MMG and the Subsidiary each have valid title to all of their respective personal property owned by them, free and clear of all Liens, except: (i) Permitted Liens; (ii) pledges to secure Existing Indebtedness; (iii) purchase money security interests and security interests associated with operating equipment leases arising in the ordinary course of business; and (iv) such other Liens, if any, as do not materially detract from the value of, or materially interfere with or materially adversely affect the present use of, such personal property.

(b)           Leased Personal Property.  To the Knowledge of Seller, all leases pursuant to which MMG or the Subsidiary leases material personal property are valid and effective in accordance with their respective terms, and there is not under any of such leases, an existing default or event of default (or event with which notice or lapse of time, or both, would constitute a default and in respect of which MMG or the Subsidiary, as the case may be, has not taken adequate steps to prevent such a default from occurring) on the part of MMG or the Subsidiary or the other parties thereto, except where the lack of such validity and effectiveness or the existence of such default or event of default would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.11                           Intangible Assets.

(a)           Disclosure Schedule.  Schedule 4.11(a) to the Disclosure Schedule contains a complete and accurate list and brief description (including whether or not registered with any governmental agency) of all registered Intangible Assets.

(b)           Ownership.  MMG or the Subsidiary has ownership of, or such rights by license, lease or other agreement to, the Intangible Assets as are necessary to permit MMG and the Subsidiary to conduct their operations as currently conducted, except where the failure thereof would not constitute a Material Adverse Effect.  To the Knowledge of Seller, no third party is materially infringing on any of the Intangible Assets.

(c)           Validity; Infringement.  To the Knowledge of Seller, the operation of the Business as presently conducted does not infringe any third-party intellectual property right.  There are no pending or threatened claims of which MMG or the Subsidiary has received written notice by any person against MMG’s or the Subsidiary’s use of any Intangible Asset which is material to the Business as presently conducted. To the Knowledge of Seller, no third party is materially infringing on any of Seller’s Intangible Assets.

4.12                           Real Property.

(a)           Owned Real Property.  The parcels of real property identified on Schedule 4.12(a) to the Disclosure Schedule as Owned Real Property constitute all of the Owned Real Property.  Each of MMG and the Subsidiary has good and marketable fee title to the Owned Real Property purported to be owned by it, free and clear of all Liens, except: (A) Permitted Liens; or (B) mortgages and pledges to secure Existing Indebtedness.  Except as disclosed on Schedule 4.12(a) to the Disclosure Schedule or as disclosed in the Title Commitments and except as would not have a Material Adverse Effect, each parcel of Owned Real Property:

(i)            Is not in possession of any adverse possessor;

(ii)           Is not subject to any written or to Seller’s Knowledge, oral, leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property (except under an Existing Contract); and

(iii)          Is used in a manner which is consistent with and permitted by applicable zoning ordinances and other Laws without special use approvals or permits.

(b)                                 Leased Real Property.

(i)            The parcels of real property identified on Schedule 4.12(b)(i) to the Disclosure Schedule as Leased Real Property constitute all of the Leased Real Property.  The Leased Real Property is not subject to any subleases, licenses or other Contracts granting to any Person the right of use or occupancy.  Each parcel of Leased Real Property is leased by MMG or the Subsidiary pursuant to a written lease (“Lease”).

(ii)           The Leases are not subject to any dispute, oral agreements or forbearance programs.

4.13                           Existing Contracts.  Schedule 4.13 to the Disclosure Schedule contains a complete and accurate list of, and Seller has made available to Buyer true and complete copies of (or, with respect to oral Contracts, written descriptions of), every outstanding

Contract to which MMG or the Subsidiary is a party or by which either of them or their assets or properties are bound which:

(a)           Involves the performance of services or delivery of goods or materials by MMG or the Subsidiary of an amount or value in excess of $3,000,000;

(b)           (i) Involves the performance of services or delivery of goods or materials to MMG or the Subsidiary of an amount or value in excess of $1,000,000, (ii) pursuant to the terms of such Existing Contract, requires MMG or the Subsidiary to purchase MMG’s or the Subsidiary’s total requirements of any product or service from a third party or (iii) contains “take or pay” provisions;

(c)           Was not entered into in the ordinary course of business and involves expenditures by or receipts of MMG or the Subsidiary in excess of $500,000;

(d)           Is a joint venture, partnership or similar Contract (however named) involving a sharing of profits, losses, costs, or liabilities by MMG or the Subsidiary with any other Person;

(e)           Contains covenants that materially restrict the Business;

(f)            Is a power of attorney that is currently effective and outstanding;

(g)           Is a Contract for capital expenditures in excess of $500,000;

(h)           Is a warranty, guaranty or other similar undertaking with respect to Contractual performance extended by MMG or the Subsidiary other than a warranty, guaranty or similar understanding entered into in the ordinary course of business;

(i)            Is a union labor Contract or Collective Bargaining Agreement;

(j)            Is a management, consulting, employment, severance, termination, personal service, agency or other Contract or Contracts providing for employment of or rendition of services by a natural person which has future liability in any year in excess of $100,000;

(k)           Is a Contract between MMG or the Subsidiary and any Affiliate;

(l)            Is a Contract, note or other evidence of any Indebtedness of MMG or the Subsidiary;

(m)          Is a lease for any personal property that is material to the Business and requires expenditures by MMG or the Subsidiary in excess of $1,000,000 per calendar year;

(n)           Relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) within the last five (5) years;

(o)           Is a material Contract pursuant to which Seller licenses from a third party any of Seller’s Intangible Assets, except for “off-the-shelf” software;

(p)           Is any other Contract (written or oral) which is not terminable within twelve (12) months and not otherwise disclosed pursuant to this Section 4.13;

(q)           Is a Lease for the Leased Real Property; or

(r)            Is an insurance Contract or fidelity bond of MMG or the Subsidiary.

4.14                           Performance of Existing Contracts.  Each Existing Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally or by general equitable principles, and:

(a)           MMG or the Subsidiary, as the case may be, is in material compliance with all applicable terms and requirements of each Existing Contract under which it has or had any obligation or liability or by which it or any of its assets or properties is or was bound;

(b)           Except as set forth on Schedule 4.14(b), to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give MMG or the Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Existing Contract; and

(c)           Neither MMG nor the Subsidiary is, and to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Existing Contract, except where such default individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Seller, except as described on Schedule 4.14(c) to the Disclosure Schedule, neither MMG nor the Subsidiary has given to or received from any other Person, at any time since December 31, 2007, any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any Existing Contract.

4.15                           Employee Benefit Plans.

(a)           Schedule 4.15(a) to the Disclosure Schedule contains a complete and accurate list of each Employee Benefit Plan.  Section 1 of Schedule 4.15(a) of the Disclosure Schedule identifies those Employee Benefit Plans maintained, sponsored and contributed to solely by MMG and/or the Subsidiary (each of which is referred to as an “MMG Benefit Plan”).  Section 2 of Schedule 4.15(a) of the Disclosure Schedule identifies those  Employee Benefit Plans other than the MMG Benefit Plans (each of which is referred to as a “Seller Benefit Plan”). Except for the Employee Benefit Plans so listed on the Disclosure Schedule, none of MMG nor the Subsidiary maintains, or is bound by, any Employee Benefit Plan.  Seller has furnished to Buyer true and complete copies of each Employee Benefit Plan and all amendments thereto and the most recent determination letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code.  MMG and the Subsidiary are in compliance (both in form and in operation) in all material respects with all applicable Laws relating to the Employee Benefit Plans, including, where applicable, ERISA and the Code.

(b)           Except as described on Schedule 4.15(b) to the Disclosure Schedule, to the Knowledge of Seller: (i) no Employee Benefit Plan has incurred any “accumulated funding deficiency” or failed to satisfy the minimum funding standards within the meaning of ERISA or the Code and no “reportable event”, as defined in ERISA, has occurred in connection with any Employee Benefit Plan or any plan maintained by an ERISA Affiliate; (ii) neither MMG nor the Subsidiary has, nor has any trustee or administrator acting for either of them, engaged in any prohibited transaction as defined in ERISA or the Code; and (iii) none of MMG, the Subsidiary or any other ERISA Affiliate is contributing to, has ever contributed to, has or had any liability with respect to, or is a party to, any Multiemployer Plan.  With respect to each Multiemployer Plan (A) no withdrawal liability has been incurred by MMG, the Subsidiary or any ERISA Affiliate, and Seller has no reason to believe that any such liability will be incurred, prior to the Closing Date, (B) no such plan is in “reorganization” (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status within the meaning of Section 305 of ERISA, (C) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of Title IV of ERISA), or that the plan may become in “endangered” or “critical” status within the meaning of Section 305 of ERISA, (D) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (E) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (F) except as disclosed on Schedule 4.15(b) to the Disclosure Schedule, if MMG, the Subsidiary or any ERISA Affiliate were to have a complete or partial withdrawal under Title IV of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of MMG, the Subsidiary or any ERISA Affiliate.

(c)           No direct, contingent or secondary liability has been incurred or is expected to be incurred by MMG or the Subsidiary under Title IV of ERISA or Chapter 43 of the Code or under Section 502(i) or (l) of ERISA.

(d)           Except as described on Schedule 4.15(d) to the Disclosure Schedule, no Employee Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment.

(e)           All contributions required to be made under any Employee Benefit Plan or Multiemployer Plan have been made, and all benefits accrued under any such unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved for in accordance with GAAP, all of which accruals under any such unfunded Employee Benefit Plan are as disclosed on Schedule 4.15(e) to the Disclosure Schedule.  With respect to each such Employee Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of MMG, the Subsidiary or any ERISA Affiliate (except for self-insured amounts and deductibles) under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(f)            Except as disclosed in Schedule 4.15(f) of the Disclosure Schedule, the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of MMG or the Subsidiary; (ii) result in the triggering or imposition of any restrictions or limitations on the right of MMG or any the Subsidiary to amend or terminate any Employee Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

4.16                           Employee Matters.

(a)           Strikes; Etc.  Except as set forth on Schedule 4.16(a) to the Disclosure Schedule, since January 1, 2006, there has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened: (i) any strike, slowdown, boycott, campaign, picketing, work stoppage, or, except as would not individually or in the aggregate have a Material Adverse Effect, employee grievance process instituted by or on behalf of any employees of MMG or of the Subsidiary; (ii) any charge, proceeding or other claim against or affecting MMG or the Subsidiary (except for grievances that are not material), relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body (including foreign governmental bodies), organizational activity, or other labor or employment dispute against or affecting MMG or the Subsidiary; (iii) any ruling, decision, order, settlement, conciliation or other agreement, injunction or other adjudication or disposition relating to charges, proceedings or claims encompassed by subsection (ii) above that had a Material Adverse Effect on the Business; or (iv) any application for certification of a collective bargaining agent.

(b)           WARN.  Seller, MMG and Subsidiary have complied and shall comply with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (“WARN”) and all other Laws relative to any and all employment losses (as defined in WARN or other Laws or regulations) that have taken place  or will take place on or before the Closing Date.

(c)           Events.  To the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any strike, slowdown, boycott, campaign, work stoppage or other labor dispute.  There is no lockout of any employees of MMG or the Subsidiary by MMG or the Subsidiary, and no such action presently is contemplated by MMG or the Subsidiary.

4.17                           Compliance with Law.

(a)                                  Operations.  The operation of the Business of MMG and the Subsidiary, and the Real Property and the use thereof by MMG and the Subsidiary, is and, since January 1, 2003, has been, in material compliance with all Existing Permits and Laws, including without limitation OSHA and the regulations promulgated thereunder.  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of MMG or the Subsidiary to comply with, any Law, except for any such violations, conflicts or failures to comply that would not individually or in the aggregate result in a Material Adverse Effect with respect to MMG and the Subsidiary, either individually or taken as a whole.

(b)                                 Existing Permits.  MMG and the Subsidiary have all of the permits, licenses, approvals, qualifications, permissions or authorizations necessary for MMG and the Subsidiary to conduct and operate the Business in the manner currently conducted and to own and use their respective assets and properties in the manner in which they currently own and use such assets.  Neither MMG nor the Subsidiary has received any notice of a violation or alleged violation of any Existing Permit.

(c)                                  ITAR.  Except as set forth in Schedule 4.17(c) to the Disclosure Schedules, neither MMG nor the Subsidiary is required to be registered with the Directorate of Defense Trade Controls, United States Department of State as an entity that engages in the United States in the business of either manufacturing, exporting, or brokering “defense articles” or furnishing “defense services,” as those terms are defined in the International Traffic In Arms Regulations (“ITAR”).  Except as set forth in Schedule 4.17(c) to the Disclosure Schedule, since January 1, 2003, neither MMG nor the Subsidiary has manufactured any “defense articles,” exported “defense articles,” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120 to the extent that such action violates any applicable law in any material respect.

(d)                                 International Trade Laws and Regulations.

(i)            As used herein, “International Trade Laws and Regulations” means all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including but not limited to, the Tariff Act of 1930 as amended and other Laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty Laws, Laws by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

(ii)                                  Except as set forth on Schedule 4.17(d)(ii) to the Disclosure Schedule:

(i)            Except for any technical non-compliance as to which Seller has no Knowledge and that would not have any material and adverse effect on MMG or the Subsidiary, each of MMG and the Subsidiary is in compliance with all currently applicable International Trade Laws and Regulations and there are no claims, complaints, charges, investigations or proceedings pending or expected or, to the Knowledge of Seller, threatened between either MMG or the Subsidiary and any Government Entity under any International Trade Laws and Regulations;

(ii)           each of MMG and the Subsidiary has prepared and timely applied for all import and export licenses required in accordance with International Trade Laws and Regulations, for the conduct of their business as currently conducted;

(iii)          each of MMG and the Subsidiary has made available to Buyer true and complete copies of all issued and pending import and export licenses; and

(iv)          neither the Subsidiary nor MMG has maintained employees or assets of any kind in Cuba, Iraq, Iran, Libya, North Korea, Sudan, Syria or any other country against which the United States maintains, or has maintained during the last five (5) years, economic sanctions or an arms embargo.

4.18                           Environmental Protection.  Seller makes no representation or warranty in this Agreement on any matters relating to the environment, including those relating to Environmental Claims, Environmental Permits, Environmental Releases, Environmental Hazardous Materials or Environmental Laws, except in this Section 4.18.

(a)                                  Definitions.  As used in this Agreement:

(i)            “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, directives, claims, Liens, investigations, proceedings or written notices of noncompliance or violation by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (A) the presence, Environmental Release or threatened Environmental Release or exposure to any Environmental Hazardous Materials at any location, whether or not owned or operated by MMG or the Subsidiary; (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, an Environmental Release or threatened Environmental Release of, or exposure of any Person to any Environmental Hazardous Materials.

(ii)           “Environmental Hazardous Materials” shall mean: (A) any petroleum, petroleum products or by-products, pesticides, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) and transformers or other equipment that contain dielectric fluid containing levels of PCBs and radon gas; and (B) any chemicals, materials, wastes or substances in any amount or concentration which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law or which are otherwise regulated under or for which liability can be imposed under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or ever has been prohibited, limited or regulated by any Government Entity under any Environmental Law.

(iii)          “Environmental Laws” shall mean all federal, state, local or foreign statutes, Laws, rules, decrees, injunctions, written agreements with any Government Entity, ordinances, codes, policy, common law, regulations, judgments, Environmental Permits or orders relating to pollution or protection of human (including worker) health or the environment (including, without limitation, ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of or exposure to Environmental Hazardous Materials, or otherwise relating to or governing the manufacture, generation, processing, labeling, distribution, use, treatment, storage, disposal, transport, handling of Environmental Hazardous Materials.

(iv)          “Environmental Permits” shall mean all environmental, health and safety permits and any Governmental Authorization issued under or in connection with any Environmental Laws.

(v)           “Environmental Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Environmental Hazardous Material in an amount or manner which requires investigation or clean up under Environmental Laws.

(b)                                 Compliance.  Except as described on Schedule 4.18(b) to the Disclosure Schedule, to the Knowledge of Seller, MMG and the Subsidiary (i) are in compliance with all applicable Environmental Laws, except where the failure to comply would not have a Material Adverse Effect; and (ii) have not received any communication (written or oral) that alleges that either MMG or the Subsidiary is not or was not in compliance with applicable Environmental Laws.

(c)           Environmental Permits.  Except as described on Schedule 4.18(c) to the Disclosure Schedule, to the Knowledge of Seller, (i) MMG and the Subsidiary have obtained and hold all Environmental Permits necessary and required for their operations, (ii) all such Environmental Permits are in good standing and, (iii) except where the failure to comply would not have a Material Adverse Effect, MMG and the Subsidiary are in compliance with all terms and conditions of such Environmental Permits.

(d)           Environmental Claims.  Except as described on Schedule 4.18(d) to the Disclosure Schedule, neither MMG nor the Subsidiary has received notice of any current Environmental Claim against any of the Owned or Leased Real Property or against MMG’s or the Subsidiary’s operation or management thereof.

(e)           Environmental Releases.  Except as described on Schedule 4.18(e) to the Disclosure Schedule, to the Knowledge of Seller, there have been no Environmental Releases, and no Person has been exposed to any Environmental Hazardous Materials at, from, in, to, on or under the Owned or Leased Real Property that could give rise to a liability under Environmental Laws to either MMG or the Subsidiary except for those which reasonably would not be expected to have a Material Adverse Effect.

(f)            Environmental Reports.  Seller has made available to Buyer all material environmental reports, studies, investigations and reviews relating to the Business that Seller has in its possession.

(g)           Environmental Indemnities.  Except as described on Schedule 4.18(g) to the Disclosure Schedule, neither MMG nor the Subsidiary has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under or relating to Environmental Laws.

4.19                           Litigation.  Except for the Existing Litigation listed and briefly summarized on Schedule 4.19 to the Disclosure Schedule, there is no material litigation, arbitration, proceeding, asserted claim, citation or action or, to the Knowledge of Seller, investigation of any kind pending or, to the Knowledge of Seller, proposed or threatened, against or relating to MMG, the Subsidiary or the Business or their respective assets and properties, including the Real Property. To the Knowledge of Seller, there is no such matter against any current or, to Seller’s Knowledge, former director or employee of MMG or the Subsidiary with respect to which MMG or the Subsidiary has or is reasonably likely to have an indemnification obligation.  There is no unsatisfied judgment, penalty or award against or affecting MMG or the Subsidiary or any of their respective properties or assets.

4.20                           Absence of Certain Changes.  Except as described on Schedule 4.20 to the Disclosure Schedule, since December 31, 2007, there has not been any:

(a)           Change in the financial condition or results of operations of MMG or the Subsidiary which would have a Material Adverse Effect;

(b)           (i) Increase in the compensation, salaries, wages, or benefits payable or to become payable to any current or former officer, employee, independent contractor or agent of MMG or the Subsidiary (including, without limitation, any increase or change pursuant to any Employee Benefit Plan), except for those made in the ordinary course consistent with past practices or pursuant to the terms of an Existing Contract or Employee Benefit Plan, (ii) any bonus or other employee benefit granted, made or accrued, except for those made in the ordinary course consistent with past practices or pursuant to the terms of an Existing Contract or Employee Benefit Plan, or (iii) written consulting agreement entered into by MMG or the Subsidiary with any Person outside the ordinary course of business or any employment agreement entered into with any Person and MMG or the Subsidiary, unless, in either case, such agreement is terminable at will by MMG or the Subsidiary, as the case may be, without penalty or severance pay;

(c)           Sale, lease or other transfer or disposition of any material properties or assets of MMG or the Subsidiary, except for the sale of properties or assets in the ordinary course of business consistent with past practice;

(d)           Termination of any Existing Contract or material amendment thereto, suspension of work under any Existing Contract, termination of the construction of any ship or other vessel under any Existing Contract, expiration or termination without exercise of any option for the construction of any ship or other vessel provided under any Existing Contract, or waiver of any material rights under any Existing Contract or grant of a consent to the release of another party thereto from any of its obligations thereunder by MMG or the Subsidiary;

(e)           Loan, advance to any Person (including but not limited to any Affiliate) or capital contribution to, or investment in, any Person by MMG or the Subsidiary that in the aggregate deviate materially from the 2008 budget approved for MMG and the Subsidiary that was made available to Buyer on the Merrill Datasite (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice and other than the cancellation of intercompany debt as contemplated by this Agreement or other ordinary course intercompany loans or advances);

(f)            Cancellation of any debts MMG or the Subsidiary is owed or the waiver of any claims or rights of substantial value (other than the cancellation of intercompany debt as contemplated by this Agreement or other ordinary course intercompany loans or advances) by MMG or the Subsidiary;

(g)           (i) Amendment of MMG’s Articles of Organization, the Subsidiary’s Articles of Incorporation, the MMG Operating Agreement or the Subsidiary’s Bylaws; (ii) merger of MMG or the Subsidiary with or into or consolidation with any other Person; (iii) subdivision, split, combination, recapitalization, liquidation, dissolution or other reclassification of any of MMG’s limited liability company membership interest or shares of the Subsidiary’s capital stock (whether authorized and unissued, issued, or issued and outstanding) or change in any manner the rights of the outstanding equity or capital of either; or (iv) creation, authorization, issuance, sale or delivery of any of MMG’s limited liability company membership interests or the Subsidiary’s capital stock, bonds or other securities (whether authorized in unissued or held in treasury), or any instrument convertible into any of the foregoing, or grant or other issuance of any options, warrants or other rights with respect thereto;

(h)           Declaration, set aside or payment of any dividend or other distribution (whether in cash, stock or other property) with respect to any of MMG’s limited liability company membership interest or shares of the Subsidiary’s capital stock, (other than the cancellation of intercompany debt as contemplated by this Agreement or other ordinary course intercompany loans or advances);

(i)            Capital expenditure or commitment to make any capital expenditure that in the aggregate deviates materially from the 2008 budget approved for MMG and the Subsidiary;

(j)            (i) Change in MMG or the Subsidiary’s accounting methods, principles or practices, (ii) change in MMG or the Subsidiary’s Tax election or method of Tax accounting, or (iii) settlement of any claim relating to Taxes; or

(k)           Other action taken outside the ordinary course of business that would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.21                           No Broker.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (whose fees shall be the responsibility of Seller) none of Parent, Seller, MMG or the Subsidiary has incurred any brokers, finders or any similar fee in connection with the transactions contemplated by this Agreement.

4.22                           Indebtedness; Liens.  Neither MMG nor the Subsidiary has any Indebtedness other than:

(a)           Indebtedness reflected as reserved for or otherwise disclosed in the Financial Information;

(b)           Indebtedness under Existing Contracts;

(c)           Indebtedness arising in the ordinary course of Business since the date of the latest interim consolidated balance sheet included in the Financial Information which is consistent in amount and character with past practices and is not required to be disclosed pursuant to this Agreement;

(d)           Indebtedness relating to the extension of guarantees or other contingent obligations to bonding companies arising in the ordinary course of business; or

(e)           Indebtedness described on Schedule 4.22 to the Disclosure Schedule.

Except for the Permitted Liens, Liens permitted by Sections 4.10(a) and 4.12 hereof,  Liens associated with the Existing Indebtedness described on Schedule 4.22 to the Disclosure Schedule and except for such Liens that individually or in the aggregate do not have a Material Adverse Effect, there are no Liens affecting MMG or the Subsidiary or their respective assets and properties.

4.23                           Government Contracts.

(a)           Neither of MMG or the Subsidiary is currently performing material work for a Government Entity without the benefit of a Government Contract or contractual authorization or funding from such Government Entity.

(b)           Except for any technical non-compliance as to which Seller has no Knowledge and that would not have any material and adverse effect on MMG or the Subsidiary with respect to any Government Contract, each of MMG and the Subsidiary has complied in all respects with all statutory and regulatory requirements, including, but not limited to, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Service Contract Act, the Nunn-McCurdy Amendment, the Federal Acquisition Regulation (“FAR”), the FAR Cost Principles and the Cost Accounting Standards, where and as applicable to each of MMG’s or the Subsidiary’s Government Contracts and each of MMG’s and the Subsidiary’s quotations, bids and proposals for the Subsidiary’s Government Contracts, and there are no actual or alleged violations or breaches of any statute, regulation, representation, certification, disclosure obligation, or contract term with respect thereto.  All material reports, documents and notices required to be filed, maintained or furnished with or to any Government Entity by either MMG or the Subsidiary have been so filed, maintained or furnished, and all such reports, documents and notices were complete and correct in all material respects on the date filed. All representations and certifications made by each of MMG and the Subsidiary with respect to a Government Contract or Government Bid were accurate as of their effective date, and MMG and the Subsidiary have complied with such representations and certifications in all material respects.  Neither the U.S. Government nor any prime contractor, subcontractor, vendor or other third party has notified either MMG or the Subsidiary in writing that such Person has breached or violated any Law pertaining to such Government Contract or Government Bid.  Neither MMG nor the Subsidiary has received written notice that money due to either MMG or the Subsidiary pertaining to any such Government Contract or Government Bid has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract or Government Bid.

(c)           To the Knowledge of the Seller, (i) there is no pending audit or investigation of either MMG or the Subsidiary or any of their respective Representatives or Affiliates, including, without limitation, incurred cost audits and accounting system reviews, and (ii) within the last five (5) years, there has not been any audit or investigation of either MMG or the Subsidiary, or any of their respective Representatives or Affiliates that, in the case of subsection (i) or (ii), resulted in any adverse finding with respect to any alleged irregularity arising under or relating to any Government Contract or Government Bid, or resulted in any adverse material finding with respect to any alleged  misstatement or omission arising under or relating to any Government Contract or Government Bid.  Except as set forth on Schedule 4.23(c) to the Disclosure

Schedule, no material cost incurred by either MMG or the Subsidiary pertaining to a Government Contract or Government Bid has been disallowed by any Government Entity or, to the Knowledge of Seller, is the subject of an investigation and, to the Knowledge of Seller, there is no basis upon which any such incurred material cost will be disallowed in the future by any Government Entity.  During the last five (5) years, neither MMG nor the Subsidiary has made any voluntary disclosure under a formal voluntary disclosure program of a Government Entity in an effort to mitigate potential liability to any Government Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(d)           MMG or the Subsidiary possesses all the facility and personnel security clearances reasonably necessary to conduct the Business.  MMG and the Subsidiary have complied in all material respects with all applicable requirements under each of the Government Contracts relating to the safeguarding of and access to classified information, and, except as set forth on Schedule 4.23(d) to the Disclosure Schedule, to the Knowledge of Seller, no facts currently exist that are reasonably likely to give rise to the revocation of the security clearances.

(e)           Since January 1, 2005, except as described in Schedule 4.23(e) to the Disclosure Schedule, (i) neither MMG nor the Subsidiary has received any show cause, cure, deficiency, default or similar written notice relating to any of the Government Contracts that as of the date hereof is unresolved, (ii) none of the Government Contracts has been terminated for default, (iii) to the Knowledge of the Seller, no facts exist that are reasonably likely to give rise to a termination for default of any of the Government Contracts or a breach of the Nunn-McCurdy Amendments cost-monitoring thresholds, and (iv) neither MMG nor the Subsidiary has received any written notice terminating any of the Subsidiary’s Government Contracts for convenience or indicating an intent to terminate any of such Government Contracts for convenience.  Except as described in Schedule 4.23(e) to the Disclosure Schedule, neither MMG nor the Subsidiary has received written notice that there are outstanding claims or disputes against MMG or the Subsidiary relating to a Government Contract and involving any Government Entity, any prime contractor, or any third party, which claim or dispute is material to the applicable Government Contract.  To the Knowledge of the Seller, except as described in Schedule 4.23(e) to the Disclosure Schedule, there exist no facts or allegations that could give rise to such a claim or dispute in the future.  Neither MMG nor the Subsidiary has been found to be not presently responsible in the last three years with respect to any current or past Government Bid.  Except as described in Schedule 4.23(e) to the Disclosure Schedule, neither MMG, the Subsidiary nor their respective Representatives has been and is not now suspended, debarred, or proposed for suspension or debarment from government contracting, and to the Seller’s Knowledge, no facts exist that could cause or give rise to such suspension or debarment.

(f)            To the Knowledge of Seller, except as to evaluations made by a Government Entity in connection with the Contract relating to the LCS that were also provided to LMC by a Government Entity, there are no negative government past performance evaluations or ratings in connection with the Subsidiary’s Government Contracts that could reasonably be expected to materially and adversely affect the evaluation of MMG’s or the Subsidiary’s (or either of their successors) current Government Bids or bids or proposals for future Government Contracts.

(g)           To the Knowledge of Seller, no facts exist that could reasonably give rise to a claim for price adjustment under the False Claims Act, the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Government Contracts.

(h)           To the Knowledge of Seller, all Government Contracts have been awarded to MMG or the Subsidiary, and all Government Bids have been submitted by MMG or the Subsidiary, under a full and open procurement process without preferential treatment of any kind.  There are no Government Contracts or Government Bids to which MMG or the Subsidiary is a party or bound premised on MMG or the Subsidiary having 8(a) status, small business status, small disadvantaged business status, protégé status or other preferential status.

(i)            Deficiencies Noted in Audit Reports.  All material deficiencies noted in audits that have been performed by any Government Entity in connection with the Government Contracts have been corrected to the satisfaction of the Government Entity that conducted the applicable audit or MMG or the Subsidiary have undertaken and are in the process of completing all steps necessary to correct such deficiencies.

4.24                           Suppliers and Customers.

(a)           Except as set forth on Schedule 4.24(a) to the Disclosure Schedule, since January 1, 2008, no material supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with MMG or the Subsidiary.  None of Seller, MMG or the Subsidiary has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with MMG or the Subsidiary or limit its services, supplies or materials to MMG or the Subsidiary.

(b)           Except as set forth on Schedule 4.24(b), the construction of the vessels to be delivered pursuant to each of (i) that certain Shipbuilding Agreement for the Construction of Articulated Tug and Barge Unit, dated as of October 30, 2007 (including all amendments, modifications, extensions or restatements), between MMG and K-Sea Transportation LLC and (ii) that certain Shipbuilding Agreement for the Construction of Tank Barges, dated as of February 16, 2006 (including all amendments, modifications, extensions or restatements), between Bay Shipbuilding Co. and USS ATB1 LLC is on schedule, at or under budget and has not been delayed.

4.25                           Product Warranty.  Except for concessions or accommodations provided by MMG and the Subsidiary in the ordinary course of business to customers in connection with customer agreements, there are no express or, to Seller’s Knowledge, implied warranties outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by MMG or the Subsidiary, beyond that set forth (a) in the standard terms and conditions of sale or service, copies of which were delivered to Buyer, or (b) in an Existing Contract or Contract made available to Buyer on the Merrill Datasite.

4.26                           Ethical Practices.  None of MMG, the Subsidiary nor any Affiliate or, to the Knowledge of Seller, Representative of either, has offered or given, and, to the Knowledge of Seller, no Person has offered or given on behalf of the Subsidiary, anything of value (except as permitted by Law) to: (a) any official, member, employee or customer of a Government Entity, any political party or official thereof, or any candidate for political office or (b) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (i) improperly influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) improperly inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist either MMG, the Subsidiary or any Affiliate of either of them in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) securing any improper advantage; in each case (A) where such payment or other consideration is or was contingent upon the award of any government contract to either MMG, the Subsidiary or any Affiliate of either of them or that would otherwise be in violation of any Law, or (B) where such payment or other consideration would constitute a bribe, kickback or illegal or improper payment to assist either MMG, the Subsidiary or any Affiliate of either of them in obtaining or retaining business for, or with, or directing business to, any Person.  To date, each of MMG and the Subsidiary has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same national jurisdiction as such party’s principal place of business.  Each transaction of MMG and the Subsidiary is properly and accurately recorded on the Records of the applicable company and each document upon which entries in the Records are based is complete and accurate in all material respects to MMG and the Subsidiary.  MMG and the Subsidiary maintain a system of internal accounting controls adequate to insure that MMG and the Subsidiary maintain no off-the-books accounts and that each of their assets is used only in accordance with management directives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Fincantieri and Buyer, jointly and severally, make the following representations and warranties to Seller:

5.1                                 Organization; Business.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2                                 Authorization; Enforceability.  The execution, delivery and performance of this Agreement by Fincantieri and Buyer and all of the documents and instruments required by this Agreement to be executed and delivered by it are within the corporate or limited liability company power of Fincantieri and Buyer and have been duly authorized by all necessary corporate or limited liability company action by Fincantieri and Buyer.  This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Fincantieri and Buyer will be, when so executed and delivered, the valid and binding obligations of Fincantieri and Buyer enforceable against Fincantieri (to the extent of Fincantieri’s obligations) and Buyer, respectively, in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

5.3                                 No Violation or Conflict.  The execution, delivery and performance of this Agreement by Fincantieri and Buyer do not and will not, directly or indirectly (with or without notice or lapse of time):

(a)           Contravene, conflict with or violate any Law, the Articles of Incorporation, or Bylaws (or comparable organizational and governing instruments) of Fincantieri or Buyer;

(b)           Subject to obtaining the Exon-Florio Clearance and compliance with the HSR Act and applicable foreign anti-trust requirements, contravene, conflict with or violate or give any Government Entity or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any judgment, order or decree to which Fincantieri or Buyer or any of their assets or properties may be subject.

(c)           Consents; Governmental Approvals.  Except for the Exon-Florio Clearance, the requisite notices and filings by Buyer under the HSR Act and applicable foreign anti-trust requirements and except as set forth on Schedule 5.3(c) to the Disclosure Schedule, no Governmental Authorization or permission, approval, determination, consent or waiver by, or any declaration, notice, filing or registration with, any other Person is required by or of Fincantieri or Buyer in connection with the execution, delivery and performance of this Agreement by Fincantieri and Buyer and the consummation of the transactions contemplated hereby.

5.4                                 No Contest.  There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Fincantieri and Buyer, threatened against or involving Fincantieri or Buyer before court or arbitration tribunal or by or before any federal, state or municipal governmental authority or administrative or regulatory agency or any other Government Entity that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated by this Agreement.  To the knowledge of Fincantieri and Buyer there are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any federal, state or municipal governmental authority or administrative or regulatory agency, court or arbitration tribunal against Fincantieri or Buyer which prohibit or enjoin the consummation of the transactions contemplated hereby.

5.5                                 Brokers.  Except for UBS (whose fees shall be the responsibility of Buyer), neither Fincantieri nor Buyer has incurred any brokers’, finders’ or any similar fee in connection with the transactions contemplated by this Agreement.

5.6                                 Financing.  Buyer has, or shall have, cash on hand sufficient to pay the Purchase Price.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing Date, except as contemplated by this Agreement or as set forth in the Disclosure Schedule, Seller shall cause MMG and the Subsidiary (except to the extent consented to otherwise in writing by Buyer) to:

6.1                                 Carry on in Regular Course.  Except as set forth on Schedule 6.1, (a) carry on the Business only in the usual and ordinary course and substantially in the same manner as heretofore conducted, (b)  not make or institute any unusual or novel methods of purchase, sale, lease, management (including working capital cash management), accounting or operation, and (c) use reasonable efforts consistent with past practices to (i) keep MMG’s and the Subsidiary’s business organization intact, (ii) preserve the labor forces of the Business consistent with the provisions hereof and (iii) preserve the goodwill of suppliers and customers of the Business and others having business relations with the Business.

6.2                                 Use of Assets.  Use, operate, maintain and repair all of the Real Property and the improvements located thereon and other assets of MMG and the Subsidiary in the ordinary course of business consistent with past practices.

6.3                                 Customer Contracts.

(a)           Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Existing Contracts.

(b)           Not enter into a customer contract with a total contract value in excess of $5,000,000 or modify or amend any customer contract where the modification or amendment involves a change in payments in excess of $5,000,000, without prior discussion thereof with Buyer (unless prohibited by law); provided that, Seller shall not be obligated to discuss with Buyer customer shiprepair contracts or amendments or modifications thereto prior to entering into such contracts or amendments or modifications thereto.  Notwithstanding the foregoing, the parties agree that MMG and the Subsidiary, in their sole discretion and without Buyer’s consent, shall determine whether to enter into any such customer contract or amendment or modification to a customer contract.

6.4                                 Employment Matters.  Not:

(a)           Enter into or adopt any new Employee Benefit Plans;

(b)           Establish, enter into, amend in any material respect, or terminate any Employee Benefit Plan or pay any benefit under any Employee Benefit Plan which is not required by the terms of such Employee Benefit Plan, except as required by Law;

(c)           Increase in any manner the compensation (including annual or monthly salaries or hourly rates of pay, bonuses, etc.) or benefits of any officer or employee, except for reasonable market and merit and seniority raises and discretionary bonuses which are consistent with past practices and increases required by Contracts;

(d)           Enter into or offer to enter into any written consulting agreement with any Person outside the ordinary course of business or enter into any written employment agreement with any Person, unless, in either case, such agreement is terminable at will by MMG or the Subsidiary as the case may be, without penalty or severance pay;

(e)           Take any action to modify or change any policy or practice with respect to severance or termination pay; or

(f)            Enter into, agree upon, adopt or amend any Collective Bargaining Agreement.

6.5                                 Indebtedness; Lien; Investments.

(a)           Not:  (i) create, incur or assume any Indebtedness, except for trade credit incurred in the ordinary course of business and extensions of credit under existing revolver loan arrangements made in the ordinary course of business, or (ii) incur, assume or become subject to, whether directly or indirectly, by way of guarantee or otherwise, any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of the business, including those relating to bonding guarantees.

(b)           Not make any loans, advances or capital contributions to, or investments in, any Person outside of the ordinary course of business consistent with past practice.

(c)           Not cancel any debts or waive any claims or rights of substantial value, except as may be contemplated by this Agreement.

6.6                                 Charter Documents; Capital Structure.  Not: (i) amend MMG’s Articles of Organization, the Subsidiary’s Articles of Incorporation, the MMG Operating Agreement or the Subsidiary’s Bylaws; (ii) merge with or into or consolidate with any other Person; (iii) subdivide, split up, combine, recapitalize, liquidate, dissolve or in any other way reclassify any of MMG’s limited liability company membership interest or shares of the Subsidiary’s capital stock (whether authorized and unissued, issued, or issued and outstanding) or change in any manner the rights of the outstanding equity or capital of either; or (iv) create, authorize, issue, sell or deliver any of MMG’s limited liability company membership interests or the Subsidiary’s capital stock, bonds or other securities (whether authorized in unissued or held in treasury), or any instrument convertible into any of the foregoing, or grant or otherwise issue any options, warrants or other rights with respect thereto, or split up, combine or reclassify any of the outstanding equity or capital of either.

6.7                                 Dividends; Distributions.  Not declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any of

MMG’s limited liability company membership interest or shares of the Subsidiary’s capital stock, except as may be contemplated by this Agreement.

6.8                                 Dispositions of Assets or Properties.  Other than sales of properties or assets in the ordinary course of the Business consistent with past practice, not sell, lease to third parties, transfer or assign any property or assets of MMG or the Subsidiaries.  Notwithstanding the foregoing, not sell, lease to third parties, transfer or assign any Real Property.

6.9                                 Capital Expenditures.  Not (a) make any capital expenditure, or commit to make any capital expenditure, except as provided for in the 2008 budget for MMG and the Subsidiary that was made available to Buyer on the Merrill Datasite, that in any one case exceeds $1,000,000 or capital expenditures that in the aggregate exceed $5,000,000, or (b) except as permitted by clause (a), acquire any assets, properties or rights other than inventory in the ordinary course of the Business consistent with past practice.

6.10                           Changes in Accounting Methods; Tax Elections.  Not (a) make any changes in its accounting methods, principles or practices or (b) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes.

6.11                           Settlement of Claims.  Not pay, settle or discharge any claim, action, litigation, arbitration or similar proceeding, or waive or release any right or claim, in each case, other than in the ordinary course of business consistent with past practice.

6.12                           No Commitments to Do the Foregoing.  Not agree or otherwise commit, whether in writing or otherwise, to do any of acts prohibited under to Sections 6.3 through 6.11.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the acquisition of the MMG Ownership Interest shall be subject to the satisfaction (or waiver by Buyer in its sole discretion) prior to or at the Closing of the following express conditions precedent:

7.1                                 Compliance with Agreement.  Seller and Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and Parent (as the case may be) prior to or at the Closing.

7.2                                 Proceedings and Instruments Satisfactory.  All proceedings, limited liability company or other, required to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall have been taken in form and substance reasonably satisfactory to Buyer and copies of all such proceedings shall have been delivered to Buyer, and Seller shall have delivered to Buyer the originals or true and correct copies of all other documents Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

7.3                                 No Litigation.  No suit, action, claim, investigation or other proceeding shall be pending or threatened before any court or any Government Entity (a) seeking to prevent consummation of any of the transactions contemplated by this Agreement, or (b) seeking to impose any material limitation on the right of Buyer to own the MMG Ownership Interest and to control MMG and the Subsidiary.  No such award, injunction, judgment, decree, order, ruling, verdict, adverse action or other decision shall be in effect.

7.4                                 Representations and Warranties of Seller.  Each of the representations and warranties of Seller contained in this Agreement that are qualified by materiality shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date notwithstanding the reference in the preamble to Article IV to the representations and warranties being made on the date hereof; and each of the representations and warranties of Seller contained in this Agreement that are not qualified by materiality shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date notwithstanding the reference in the preamble to Article IV to the representations and warranties being made on the date hereof; provided, however, that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, have been true and correct as of such particular date as if made as of such particular date.

7.5                                 No Adverse Change.

(a)           During the period from the date of this Agreement to the Closing Date (regardless of whether Seller has updated the Disclosure Schedule pursuant to Section 3.3(b)), except for:  (a) changes resulting from developments or occurrences (including, without limitation, occurrences commonly referred to as terrorist attacks or any armed hostilities associated therewith) relating to or affecting United States or foreign economies in general (but only to the extent such changes do not disproportionately affect MMG, the Subsidiary or the Business) or the industry in which the Business operates; and (b) changes resulting from the execution of, or developments expressly contemplated by, this Agreement, there shall not have occurred, there shall not exist on the Closing Date, and there shall not reasonably be expected to occur any Material Adverse Effect.

(b)           During the period from the date of this Agreement to the Closing Date, there shall not have occurred, there shall not exist on the Closing Date, and there shall not reasonably be expected to occur any state of facts (of which none of Buyer or either of its shareholders were aware prior to the date of this Agreement, and which was not contributed to by Buyer or either of its shareholders) which either individually or in the aggregate (i) would reasonably be expected to materially damage the reputation of the Business in a manner that would reasonably be expected to be materially adverse to the Business and (ii) would reasonably be expected to materially and adversely affect Buyer’s or either of its shareholders’ customer or public relations, which in the case of (i) and (ii)  is supported by substantial and credible evidence.

7.6                                 Closing Deliveries.  At the Closing, Buyer shall have received the following documents and agreements, each duly executed and dated as of the Closing Date:

(a)           A Certificate of the Secretary of Seller certifying to:

(i)            Action by Parent, as the sole member and manager of Seller, authorizing Seller’s execution, delivery and performance of this Agreement; and

(ii)           An incumbency certificate for all officers of Seller executing documents in connection with the Agreement and the transactions contemplated thereby, dated as of the Closing Date;

(b)           A Certificate of the Secretary of MMG certifying to an attached copy of the Articles of Organization and the MMG Operating Agreement;

(c)           A Certificate of the Secretary of the Subsidiary certifying to an attached copy of the Articles of Incorporation and Bylaws of the Subsidiary;

(d)           The MMG Operating Agreement Assignment executed on behalf of both Seller and MMG;

(e)           Evidence reasonably satisfactory to Buyer of (i) settlement of all intercompany accounts (including any positive or negative Cash and Cash Equivalents balance), (ii) full satisfaction of all of the Existing Indebtedness, (iii) release of all guarantees by MMG and the Subsidiary of any Indebtedness of Parent, Seller or any their respective Affiliates (other than MMG and the Subsidiary), (iv) release of all of the Existing Liens, other than the Permitted Liens, (v) assignment and assumption between Parent and MMG in recordable form of that certain Ground Lease, dated as of July 1, 1979, between Jack Ginsberg and Lee Ginsberg and Parent;

(f)            Seller’s Closing Certificate;

(g)           The resignations of the Resigning Directors and Officers;

(h)           A duly completed and executed certification by Parent of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations;

(i)            Resolutions of Parent’s board of directors authorizing Parent’s execution, delivery and performance of this Agreement; and

(j)            The Third Party Consents listed on Schedule 7.6(j) to the Disclosure Schedule.

7.7                                 Other Documents.  Seller shall have delivered to Buyer such other certificates and documents of officers of Seller and public officials as shall be reasonably requested by Buyer to establish the existence of MMG and the Subsidiary and the due authorization of this Agreement and the transactions contemplated by this Agreement by Seller.

7.8                                 Governmental Authorizations.  (a) Seller and Buyer shall have received the Exon-Florio Clearance, (b) DSS shall not have taken or threatened to take any adverse action in connection with the security clearances of MMG’s, or the Subsidiary’s employees or MMG’s, or the Subsidiary’s facility security clearances that materially affects or would reasonably be expected to materially affect MMG’s, the Subsidiary’s or Buyer’s ability to conduct the Business consistent with Buyer’s Strategic Initiatives; provided that, Buyer shall take all reasonable efforts to (i) work with the DSS to structure security clearances or (ii) work with the DSS to devise an alternative arrangement so that any such security clearance is both acceptable to the DSS and consistent with Buyer’s Strategic Initiatives, (c) Buyer shall have executed such Special Security Agreement in the form approved by DSS, (d) all necessary requirements of the HSR Act shall have been complied with and any “waiting periods” applicable to the transactions described in this Agreement which are imposed by the HSR Act and the German antitrust authority, if applicable, shall have expired or shall have been terminated by the appropriate agency, and (e) all other Governmental Authorizations (and authorization from the German antitrust authority, if applicable; provided that Buyer shall have taken all reasonable efforts to promptly obtain such authorization) required to be made or obtained (as applicable) in connection with the execution, delivery and performance of this Agreement, including the continuation of the Business after the Closing as it was conducted prior to the Closing, shall have been made or obtained other than, in the case of this subclause (e), those the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to result in criminal liability or other material sanctions for any director, officer or other official of Seller, Buyer or any of their respective Affiliates.

7.9                                 Books and Records.  Seller shall have delivered to Buyer all corporate minute books, stock transfer books, blank stock certificates, corporate seals and other Records of MMG and the Subsidiary.

7.10                           Transition Services Agreement.  Each of Seller and Parent shall have duly executed and delivered to Buyer the Transition Services Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligation of Seller to consummate the sale of the MMG Ownership Interest shall be subject to the satisfaction (or waiver by Seller in its sole discretion) prior to or at the Closing of the following express conditions precedent:

8.1                                 Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all obligations and covenants under this Agreement to be performed or complied with by Buyer prior to or at the Closing.

8.2                                 Proceedings and Instruments Satisfactory.  All proceedings, corporate or other, required to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall have been in form and substance reasonably satisfactory to Seller, and Buyer shall have delivered to Seller the originals or true and correct copies of all other documents Seller may reasonably request in connection with the transactions contemplated by this Agreement.

8.3                                 No Litigation.  No action, suit, claim, investigation or proceeding shall be pending or threatened before any court or any Government Entity seeking to prevent consummation of any of the transactions contemplated by this Agreement.  No award, injunction, judgment, decree, order, ruling, verdict or other decision seeking to prevent consummation of any of the transactions contemplated by this Agreement shall be in effect.

8.4                                 Representations and Warranties of Buyer.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made as of such time, except to the extent such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall, to such extent, be true and correct as of such particular date as if made as of such particular date; provided, however, that if any such representations and warranties shall not be true and correct as stated in the foregoing, then this condition shall nevertheless be deemed satisfied if the failure of such representation and warranty to be true and correct cannot reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

8.5                                 Closing Deliveries.  At the Closing, Seller shall have received the following documents and agreements, each duly executed and dated as of the Closing Date;

(a)           A Certificate of the Secretary of Buyer certifying to:

(i)            The accuracy of a copy of the charter and governing documents of Buyer, attached thereto, as amended and in effect as of the Closing Date;

(ii)           Resolutions of Buyer’s managers authorizing Buyer’s execution, delivery and performance of this Agreement;

(iii)          An incumbency certificate for all officers of Buyer executing documents in connection with the Agreement and the transactions contemplated thereby;

(b)           Resolutions of Fincantieri’s board of directors authorizing Fincantieri’s execution, delivery and performance of this Agreement; and

(c)           Buyer’s Closing Certificate.

8.6                                 Other Documents.  Buyer shall have delivered to Seller such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Seller to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer.

8.7                                 Delivery of Purchase Price.  Buyer shall have delivered the Purchase Price to Seller in accordance with Section 2.1(b) of this Agreement.

8.8                                 Governmental Authorizations.  (a) Seller and Buyer shall have received Exon-Florio Clearance, (b) all necessary requirements of the HSR Act shall have been complied with and any “waiting periods” applicable to the transactions described in this Agreement which are imposed by the HSR Act shall have expired or shall have been terminated by the appropriate agency and (c) all other Governmental Authorizations required to be made or obtained (as applicable) in connection with the execution, delivery and performance of this Agreement shall have been made or obtained other than, in the case of this subclause (c), those the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to result in criminal liability or other material sanctions for any director, officer or other official of Seller, Buyer or any of their respective Affiliates.

ARTICLE IX
INDEMNITIES

9.1                                 Seller’s Indemnity.  Parent and Seller hereby agree, jointly and severally  to indemnify and hold Buyer and its Representatives, and the successors of any of the foregoing (the “Buyer Indemnified Parties”), harmless from and against, and agrees promptly to defend Buyer Indemnified Parties from and reimburse them for, any and all Indemnifiable Losses (as defined in Section 9.3(i) of this Agreement) which any of them may at any time suffer or incur, or become subject to, as a result of, arising out of, or in connection with:

(a)           Any breach or inaccuracy of any of the representations and warranties (other than the representations and warranties contained in Section 4.18 hereof for which there is no indemnity obligation, without prejudice to the indemnity set forth in Section 9.1(c) below) made by Seller in or pursuant to this Agreement;

(b)           Any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by Seller pursuant to this Agreement;

(c)           (i) Any violation or alleged violation of, noncompliance with, or liability under Environmental Law or Environmental Permit with respect to or related to MMG, the Subsidiary, any predecessor of MMG or the Subsidiary, any Leased or Owned Real Property, any Site or the Business, in each case, that first existed, arose or occurred on or prior to the Closing Date; (ii) the presence, Environmental Release of, or exposure or alleged exposure of any Person to, any Environmental Hazardous Materials or hazardous working conditions that first existed, arose or occurred on or prior to the Closing Date at, on, in, under or migrating to or from any Site, Leased or Owned Real Property in violation of any Environmental Law or Environmental Permit; or (iii) the transportation, treatment, storage, handling, Environmental Release, disposal or recycling of any Environmental Hazardous Materials, or the arrangement for such activities in violation of any Environmental Law or Environmental Permit, by or on behalf of MMG, the Subsidiary or any predecessor of MMG or the Subsidiary, at or to any off-site location, on or prior to the Closing Date;

(d)           (i) (A)The Polzin, Williamson and Luna matters further described on Schedule 9.1(d) or (B) any other claims made prior to the Closing Date based on similar types of facts or circumstances; provided that, for purposes of Seller’s and Parent’s indemnification obligation under this Section 9.1(d)(i), Indemnifiable Losses shall not include corrective or remedial costs or any other costs associated with non-monetary penalties or awards, including, but not limited to, additional training of employees, that may be imposed upon MMG or the Subsidiary upon the resolution of such matters, or (ii) the Schafer matter further described on Schedule 9.1(d);

(e)           Any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a) or 9.1(b) of this Agreement;

(f)            Taxes as provided in Section 3.14(b)(i) and 3.14(e); or

(g)           Seller Benefit Plans, defined benefit pension plans, Seller Employees and COBRA claims as provided in Section 3.17(c).

Provided that, the Parent and Seller shall not have any indemnification obligations under this Agreement with respect to the Closing Date Balance Sheet or the Closing Date Working Capital or its calculation.

9.2                                 Buyer’s Indemnity.  Fincantieri and Buyer hereby agree to jointly and severally indemnify and hold Seller and Parent and their respective Representatives, and the successors of any of the foregoing (collectively, the “Seller Indemnified Parties”), harmless from and against, and to reimburse the Seller Indemnified Parties for, any and all Indemnifiable Losses (as defined in Section 9.3(i) of this Agreement) which they may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)           Any breach or inaccuracy of any of the representations and warranties made by Buyer or Fincantieri in or pursuant to this Agreement;

(b)           Any failure by Buyer or Fincantieri to carry out, perform satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by Buyer or Fincantieri pursuant to this Agreement;

(c)           The operation or ownership of MMG, the Subsidiary and the Business of MMG and the Subsidiary after the Closing; provided, that Seller and Parent acknowledge and agree that nothing in this Section 9.2(c) shall be deemed to limit in any manner, the indemnification provided by Seller and Parent pursuant to Section 9.1;

(d)           Any liability of Parent under any Assumed Parent Guarantee to the extent not released at Closing and related to the operation of the Business after Closing; and

(e)           Any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a) or 9.2(b) of this Agreement.

Provided, that neither Fincantieri nor Buyer shall have any indemnification obligations under this Agreement with respect to the Closing Date Balance Sheet or the Closing Date Working Capital or its calculation.

9.3                                 Provisions Regarding Indemnities.

(a)           Recoveries.  The Indemnifiable Losses for which an indemnifying party shall be liable under Sections 9.1 and 9.2 of this Agreement shall be net of any insurance proceeds (other than any insurance proceeds received under any environmental insurance policies purchased by Buyer or any of its Affiliates, which shall not affect in any manner any Buyer Indemnified Parties’ right to recovery under Section 9.1(c) hereof; provided, that, for the avoidance of doubt, the parties acknowledge that this parenthetical shall not entitle Buyer to seek indemnity against Seller for an Indemnifiable Loss to the extent that it has already been recovered by Buyer under its environmental insurance policies) and/or payments from third parties actually received by the indemnified party with respect to such Indemnifiable Losses, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and any increase in the future cost of insurance attributable to the payment of any such insurance proceeds; provided, however, that no payment of Indemnifiable Losses will be withheld or delayed as a result of any insurance claims that are pending or may be, but have not yet been, filed.

(b)           Notice; Third Party Claims.  Following discovery of any facts or conditions that would reasonably be expected give rise to an Indemnifiable Loss, the indemnified party shall promptly notify the indemnifying party (such notice, an “Indemnity Claim Notice”) in reasonable detail of any claim, demand, action, suit, investigation or proceeding instituted by a Person other than an indemnified party (a “Third Party Claim”) for which indemnification will be sought under Section 9.1 or Section 9.2 of this Agreement, including, to the extent known, the specific facts and circumstances relating to such Indemnifiable Loss, the amount of the Indemnifiable Loss (to the extent the amount is known or capable of reasonable calculation or estimation at that time) and the specific Section(s) of this Agreement on which the party seeking indemnification is relying as a basis for its entitlement to such indemnification.  At any time after an indemnified party has delivered an Indemnity Notice, such indemnified party in its discretion may supplement or amend such notice by delivery of any correspondence, updated or amended notice or other information relating to the claim covered by the original Indemnity Claim Notice.  Failure or delay in notifying the indemnifying party will not relieve the indemnifying party of any liability it may have to the indemnified party, except and only to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such Third Party Claim or non-Third Party Claim, as applicable.  If such demand, action, suit, claim, investigation or proceeding is a Third Party Claim, then the indemnifying party will have the right, at its expense, to participate in and/or assume the defense thereof using counsel reasonably acceptable to the indemnified party (provided that, with respect to a Third Party Claim involving (i) any Contract with the U.S. Navy or the U.S. Coast Guard (where the U.S.

Navy or U.S. Coast Guard is a party to such Third Party Claim), (ii) any matter described in Section 9.1(c) and (d) or (iii) a reputational or similarly substantial matter with respect to the indemnified party that if adversely determined would result in, or would reasonably be expected to result in a Material Adverse Effect, the indemnifying party will only have the right to assume the defense of such Third Party Claim if the indemnified party does not assume the defense thereof).  If the indemnifying party chooses to assume the defense, it shall notify the indemnified party within thirty (30) days of receipt of the Indemnity Claim Notice (or such lesser number of days set forth in the Indemnity Claim Notice as may be required by any Government Entity, any court proceeding or regulatory inquiry or investigation).  If the indemnifying party assumes the defense, the indemnified party shall have the right to participate, at its own expense, with respect to any such third party demand, action, suit, claim, investigation or proceeding, it being understood, however, that the indemnifying party shall control the defense.  Notwithstanding the immediately preceding sentence, the fees and expenses of the indemnified party’s counsel shall be at the expense of the indemnifying party if (A) the indemnifying party shall have failed, within the time after having been notified by the indemnified party of the existence of the Third Party Claim as provided in this Section 9.3(b), to assume the defense of such Third Party Claim, (B) the indemnifying party and the indemnified party are both named parties to the proceedings and the parties jointly shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the indemnified party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the indemnifying party in respect thereof.  In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession, including making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided.  No such Third Party Claim shall be settled without the prior written consent of the indemnified party, which consent may not be unreasonably withheld; provided, that, with respect to any proposed settlement involving specific performance or other non-monetary settlement, including any restriction on the future conduct of the Business, the indemnified party may in its sole discretion withhold consent to any such settlement.

If (I) a firm written offer is made to settle any such Third Party Claim, demand, action or proceeding, (II) such settlement offer contains an unconditional release of the indemnified party with respect to the indemnified portion of such Third Party Claim, demand, action or proceeding and does not provide for any relief other than the payment of monetary damages as to which the indemnified party will be fully indemnified pursuant to this Article IX, and (III) the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then:  (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such Third Party Claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(c)                                  Exclusivity.  After the Closing Date, the rights of indemnity provided by this Article IX of this Agreement shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s or Fincantieri’s investigation of MMG, the Subsidiary and the Business, all claims by any party to this Agreement arising out of or relating to this Agreement, and the negotiation and execution of this Agreement or any contract or agreement entered into pursuant hereto (except to the extent otherwise expressly set forth therein) or the performance by the parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation or other corporate or limited liability company indemnification (whether by Law or constituent  document) tort theory or otherwise by Parent or Seller or Buyer or Fincantieri and their respective managers, officers, directors, employees, agents, Affiliates, attorneys, consultants, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.  Notwithstanding the foregoing, this exclusivity shall not limit in any way (i) a party’s right to bring an action against another party for such other party’s failure to carry out, perform satisfy and discharge any of such other party’s covenants, agreements, undertakings, liabilities or obligations under this Agreement, (ii) any claim for actual fraud (and for the avoidance of doubt, actual fraud shall not include any claim for any non-fraudulent breach or inaccuracy of any representation or warranty), or (iii) any dispute related to the Closing Date Working Capital adjustment under Section 2.3 of this Agreement, which shall be governed by the terms of Section 2.3 hereof.

(d)                                 Termination of Buyer’s Rights.  The right of Buyer to receive indemnity provided under Section 9.1 of this Agreement shall, as to any matter which has not been described in a notice delivered to Seller pursuant to Section 9.3(b) of this Agreement prior to such time, expire at 11:59 P.M. Central Time on the eighteen (18)-month anniversary of the Closing Date, except that Buyer’s right to indemnity pursuant to:

(i)            Section 9.1(a), insofar as the indemnification claim pertains to a breach of a representation or warranty contained in Section 4.1, 4.2 or 4.6(a) hereof, shall survive until the fifth anniversary of the Closing Date;

(ii)           Section 9.1(a) and 9.1(e), insofar as the indemnification claim pertains to a breach of a representation or warranty contained in Section 4.9 hereof, shall survive until thirty (30) days after the expiration of all relevant statute of limitations (including all periods of actual extension, whether automatic or permissive);

(iii)          Section 9.1(b), (e), (f) and (g) insofar as the indemnification claim pertains to a breach of a covenant, agreement or undertaking that is to be performed in whole or in part after the Closing shall survive for the period provided in such covenant, agreement or undertaking, if any, or until fully performed, whichever is later;

(iv)          Section 9.1(c) shall survive until the second anniversary of the Closing Date; and

(v)           Section 9.1(d) shall survive until the expiration of the relevant statute of limitations.

(e)                                  Termination of Seller’s Rights.  The right of Seller to receive indemnity provided by Section 9.2 of this Agreement shall, as to any matter which has not been described in a notice delivered to Buyer pursuant to Section 9.3(b) of this Agreement prior to such time, expire at 11:59 P.M. Central Time on the eighteen (18)-month anniversary of the Closing Date, except that Seller’s right to indemnity pursuant to:

(i)            Section 9.2(a), insofar as the indemnification claim pertains to a breach of a representation or warranty contained in Section 5.1 or 5.2 hereof, shall survive until the fifth anniversary of the Closing Date;

(ii)           Section 9.2(b) with respect to covenants, agreements and undertakings that are to be performed in whole or in part after the Closing shall survive for the period provided in such covenant, agreement or undertaking, if any, or until fully performed, whichever is later;

(iii)          Section 9.2(c) shall survive until the first date on which none of Fincantieri, Buyer, or LMC directly or indirectly owns MMG or the Subsidiary, as applicable; and

(iv)          Section 9.2(d) shall survive, with respect to any Assumed Parent Guarantee, until the expiration or termination of the contract, letter of credit or other agreement underlying such Assumed Parent Guarantee.

(f)                                    Rights on Termination.  The termination pursuant to Sections 9.3(d) and 9.3(e) of this Agreement of the rights of an indemnified party to receive indemnity shall not affect that Person’s right to prosecute to conclusion any claim timely and properly made by that Person prior to the time that the relevant right of indemnity terminates.

(g)                                 Limitations on Seller’s Liability.  The liability of the Parent and Seller under Section 9.1 of this Agreement shall be limited as set forth below.

(i)            The aggregate liability of Parent and Seller under Section 9.1(a) of this Agreement and, to the extent it relates to matters arising under said Section 9.1(a), the liability of Parent and Seller under Section 9.1(e) of this Agreement, shall:

(A)          not arise on account of a breach of a representation or warranty made by Seller if, prior to the Closing, Buyer obtains actual knowledge of the breach, including a reasonable basis to understand the nature and significance thereof, and Buyer nonetheless proceeds to the Closing and the consummation of the transactions contemplated by this Agreement without providing Seller with written notice of the breach and a reasonable opportunity to cure the breach;

(B)           not arise with respect to a single course of conduct, related set of circumstances, occurrence or event unless the damages suffered by an indemnified party arising therefrom exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (“Seller Indemnifiable Breach”);

(C)           be recoverable if and only to the extent that the cumulative damages suffered by all indemnified parties for all Seller Indemnifiable Breaches with respect to claims under Section 9.1(a) hereof exceeds One Million and 00/100 Dollars ($1,000,000.00); and

(D)          be limited in the aggregate to an amount equal to ten percent (10%) of the Purchase Price; (provided that the $1,000,000 basket referred to in Section 9.3(g)(i)(C) shall not be accounted for in calculating such amount).

(ii)                                  The aggregate liability of Parent and Seller under Section 9.1(c) of this Agreement shall:

(A)          be recoverable if and only to the extent that the cumulative damages suffered by all indemnified parties with respect to claims under Section 9.1(c) hereof exceeds One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00); and

(B)           be limited in the aggregate to an amount equal to fifteen percent (15%) of the Purchase Price; (provided that the $1,500,000 basket referred to in Section 9.3(g)(ii)(A) shall not be accounted for in calculating such amount).

(iii)                               The liability of the Parent and Seller in the aggregate under Section 9.1 of this Agreement shall:

(A)          be limited to Indemnifiable Losses (as that term is defined in Section 9.3(i) of this Agreement);

(B)           be limited to only one recovery by any indemnified party on account of any single loss, damage, cost, expense, liability, obligation or claim, even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Seller in or pursuant to this Agreement; and

(C)           except with respect to indemnification obligations under Section 9.1(d) and (f) hereof, in no event exceed an out-of-pocket aggregate amount equal to fifteen percent (15%) of the Purchase Price.

(iv)          With respect to any claim for indemnification under Section 9.1(c), Seller and Parent shall have no obligation to indemnify or defend the Buyer Indemnified Parties to the extent the Indemnifiable Losses arise from physically invasive investigation, sampling or testing of soil or groundwater (such as a Phase II environmental site assessment) conducted by or behalf of Buyer, Fincantieri or LMC at any of the Leased Real Property or Owned Real Property that is not (A) required under Environmental Laws or requested by any Governmental Entity; (B) reasonably necessary to protect human (including worker) health; or (C) associated with an independent business purpose (other than the testing itself), including without limitation, in connection with (1) a financing, (2) maintenance, construction, renovation or expansion activities, (3) a proposed sale or transfer of MMG, any Subsidiary or all or part of the Business, (4) the termination or expiration of the Lease (or any amended or superseding lease) for the Leased Real Property, or (6) a proposed sale, closure or decommissioning of any Owned Real Property or Leased Real Property.

(h)                                 Limitations on Buyer’s Liability.  The liability of Fincantieri and Buyer under Section 9.2 of this Agreement shall be limited to Indemnifiable Losses (as defined in Section 9.3(i) of this Agreement) and shall be limited to only one recovery by any indemnified party on account of any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Buyer in or pursuant to this Agreement or one or more of Buyer’s covenants or agreements hereunder.  The liability of Fincantieri and Buyer under Section 9.2(a) of this Agreement shall: (i) not arise with respect to a single course of conduct, related set of circumstances, occurrence or event unless the damages suffered by an indemnified party arising therefrom exceed Twenty-Five Thousand Dollars ($25,000) (“Buyer Indemnifiable Breach”); (ii) be recoverable if and only to the extent that the cumulative damages suffered by all indemnified parties for all Buyer Indemnifiable Breaches exceed One Million Dollars ($1,000,000); and (iii) be limited in the aggregate to an amount equal to ten percent (10%) of the Purchase Price.

(i)                                     Indemnifiable Loss.  For purposes of this Agreement, an “Indemnifiable Loss” shall mean and include any and all losses, damages, costs, expenses (including without limitation, expenses incurred in connection with investigating, defending or enforcing any action, suit, claim, investigation or proceeding incident to any matter indemnified hereunder), liabilities, obligation, claims, settlement payments, fines, penalties, corrective or remedial costs, awards, judgments, interest, diminution in value, and other charges or damages of any kind (including, without limitation, reasonable attorneys’ fees and other reasonable legal costs and expenses, including without limitation those incurred in connection with any suit, action, claim, investigation or other proceeding) which an indemnified party may at any time suffer or incur, or become subject to, as a result of a matter subject to indemnity by the indemnifying party pursuant to Section 9.1 or Section 9.2 of this Agreement.  Notwithstanding the foregoing, with respect to indemnity matters under Section 9.1 or Section 9.2 which do not relate to third party claims, the term “Indemnifiable Loss” shall mean only actual and direct damages, and shall not mean or include any indirect, incidental, consequential, punitive or speculative damages such as, by way of example and not limitation, lost profits or lost future opportunities, and shall not include pre-judgment interest in any litigated or arbitrated matter other than interest payable to a third party.  Indemnifiable Losses shall be calculated without deduction related to any “materiality” or “Material Adverse Effect” standard or qualification contained in a relevant representation or warranty.

ARTICLE X
DISPUTE RESOLUTION MECHANISMS

10.1                          Dispute.  As used in this Agreement, “Dispute” shall: (a) mean any dispute or disagreement between Seller and Buyer concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; and (b) exclude any dispute or disagreement between Seller and Buyer concerning the Closing Date Working Capital calculation that is set forth in a party’s notice to the Independent Accountant pursuant to Section 2.3 of this Agreement.

10.2                          Process.  If a Dispute arises, the parties shall follow the procedures specified in Sections 10.3, 10.4 and 10.5 of this Agreement.

10.3                          Negotiations.  The parties shall promptly attempt to resolve any Dispute by negotiations between Seller and Buyer.  Either Seller or Buyer may give the other party written notice of any Dispute not resolved in the normal course of business.  Seller and Buyer shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute.  If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing party’s notice, or if the parties fail to meet within such fifteen (15) calendar days, either Seller or Buyer may initiate mediation as provided in Section 10.4 of this Agreement.  If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by legal counsel.

10.4                          Mediation.  If the Dispute is not resolved by negotiations pursuant to Section 10.3 of this Agreement, Seller and Buyer shall attempt in good faith to resolve any such Dispute by mediation.  Either Seller or Buyer may initiate a mediation proceeding by a request in writing to the other party (the “Request”), and both parties will then be obligated to engage in a mediation.  The proceeding will be conducted in accordance with the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, with the following exceptions:

(a)           If the parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either Seller or Buyer, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

(b)           Efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached; or (ii) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (iii) Seller and Buyer agree in writing that an impasse has been reached; or (iv) is sixty (60) calendar days after the Request and none of the events specified in Sections 10.4(b)(i), (ii) or (iii) have occurred.  No party may withdraw before the conclusion of the proceeding.

10.5                          Submission to Adjudication.  If a Dispute is not resolved by negotiation pursuant to Section 10.3 of this Agreement or by mediation pursuant to Section 10.4 of this Agreement within one hundred (100) calendar days after initiation of the negotiation process pursuant to Section 10.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any federal court sitting in the Southern District of New York.

10.6                          General.

(a)           Provisional Remedies.  At any time during the procedures specified in Sections 10.3 and 10.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article X of this Agreement.

(b)           Tolling Statutes of Limitations.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article X of this Agreement are pending.  The parties will take such action, if any, as is required to effectuate such tolling.

(c)           Performance to Continue.  Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(d)           Extension of Deadlines.  All deadlines specified in this Article X of this Agreement may be extended by mutual agreement between Seller and Buyer.

(e)           Enforcement.  The parties regard the obligations in this Article X of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them.  In case of a violation of the obligations in this Article X of this Agreement by either Seller or Buyer, the other party may bring an action to seek enforcement of such obligations in any court of Law having jurisdiction thereof.

(f)            Costs.  The parties shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article X of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 10.4 of this Agreement.

(g)           Replacement.  If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article X of this Agreement for any reason, then the functions specified in this Article X of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by Seller and Buyer (the “Replacement”).  If Seller and Buyer cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Southern District of New York upon application.  If a Replacement is selected by either means, this Article X shall be deemed appropriately amended to refer to such Replacement.

ARTICLE XI
TERMINATION; MISCELLANEOUS

11.1                          Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, only as follows:

(a)           By mutual written agreement of Seller and Buyer;

(b)           By Seller if any of the conditions set forth in Article VIII of this Agreement (except for the conditions identified in Section 8.8 or other conditions set forth in Article VIII that by their nature will be satisfied at the Closing) shall not have been fulfilled within one hundred and twenty (120) calendar days from the date of this Agreement;

(c)           By Buyer if any of the conditions set forth in Article VII of this Agreement (except for the conditions identified in Section 7.8 or other conditions set forth in Article VII that by their nature will be satisfied at the Closing) shall not have been fulfilled within one hundred and twenty (120) calendar days from the date of this Agreement;

(d)           By either Buyer or Seller if the Closing has not occurred on or before December 30, 2008; provided, that if prior to such date all conditions to Closing set forth in Articles VII and VIII have been satisfied (except for conditions that by their nature will be satisfied at the Closing), either party may compel specific performance by the other party to consummate the Closing on or before December 30, 2008; or

(e)           By either Buyer or Seller on December 30, 2008 if the only remaining condition to obtaining Exon-Florio Clearance is that a Government Entity requires LMC to accept responsibility for securing COMSEC Material and (i) LMC has not agreed to accept such responsibility, (ii) Parent or Seller has not obtained approval from the DSS to secure COMSEC Material on behalf of Buyer in accordance with the provisions of Section 3.9(c) hereof, and (iii) no other third party has obtained approval from the DSS to secure COMSEC Material on behalf of Buyer.

;provided, however, that the right to terminate this Agreement under Sections 11.1(b), (c), (d) and (e) shall not be available to any party whose breach of a representation,

warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the applicable conditions to Closing to have been fulfilled.

11.2                          Rights on Termination; Waiver.

(a)           If this Agreement is terminated pursuant to Section 11.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the others; provided that the obligations of the parties contained in Article X, and Sections 3.2, 3.7, 11.2, 11.5, 11.6 and 11.12 of this Agreement shall survive any such termination.  The termination of this Agreement shall not preclude a party from bringing an action against the other party for such other party’s willful breach of any covenant made by it under or pursuant to this Agreement.  If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement.  Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party, and shall release all claims and actions the waiving party otherwise might have against the other party under this Agreement on account of the failure of the condition so waived.

(b)           Notwithstanding anything to the contrary in Section 11.2(a), if this Agreement is terminated pursuant to Section 11.1(e), Buyer shall pay to Seller a fee of $6,000,000.00 (the “Termination Fee”), such Termination Fee to be paid as promptly as practicable and in any event within ten Business Days after termination.  Notwithstanding anything to the contrary in this Agreement, Seller’s right to receive the Termination Fee shall be the sole and exclusive remedy, under this Agreement or otherwise, of Parent and Seller against Buyer or its respective shareholders or any of their respective affiliates, shareholders, directors, officers, employees or agents, for any and all loss or damage suffered as a result of such termination.

11.3                          Entire Agreement; Amendment.  This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement and thereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written.  There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and any other contract, certificate or other document identified in this Agreement that is to be signed or delivered at Closing.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Seller and Buyer.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.4                          Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

11.5                          Governing Law.  This Agreement shall be construed and interpreted according to the internal Laws of the State of New York without regard to the conflicts of Laws principles thereof.

11.6                          Assignment.  Prior to the Closing, this Agreement shall not be assigned by Seller or Buyer, except with the prior written consent of the other party.

11.7                          Notices.  Any notice, request, instruction or other document to be given hereunder by any part to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight carrier, or four Business Days after depositing in the United States Mail, certified or registered mail, postage prepaid, return receipt requested and, in any such case, addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to Buyer:	Fincantieri Marine Group Holdings Inc.
c/o Fincantieri-Cantieri Navali Italiani S.p.A.
Mr. Pier Francesco Ragni
President
Via Genova, 1
34121 Trieste
Fax: 0039 040 319 2461
Italy

If to Fincantieri:	Fincantieri-Cantieri Navali Italiani S.p.A.
Mr. Marco Catello
Corporate Counsel
Via Genova, 1
34121 Trieste
Fax: 0039 040 319 2420
Italy

with a copy to (in the case	Morgan, Lewis & Bockius, LLP
of notices to Buyer or Fincantieri)	Attn: Martin F. Conniff, Esq.
101 Park Avenue
New York, New York 10178

If to Seller or Parent:	The Manitowoc Company, Inc.
Attention: Maurice D. Jones, Esq.
2400 South 44th Street
Manitowoc, Wisconsin 54221-0066
Fax No.: 920-652-9777

with a copy to (in the case	Quarles & Brady LLP
of notices to Seller or Parent):	Attention: Fredrick G. Lautz, Esq.
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
Fax No: 414-271-3552

11.8                           Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.9                           Interpretation.  Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.  Wherever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

11.10                     Severability.  If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

11.11                     No Reliance.  Except for the parties to this Agreement, Buyer Indemnified Parties, the Seller Indemnified Parties, any assignees permitted by Section 11.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

11.12                     No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

11.13                     Performance Assurance.  Parent shall cause Seller to perform and fulfill the covenants, undertakings, obligations and other agreements of Seller contained in this Agreement and any ancillary agreements entered into pursuant to this Agreement, as the same may be amended from time to time.  Parent agrees to pay or cause Seller to pay any and all of Seller’s payment obligations to Buyer set forth in this Agreement.

11.14                     Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of New York located in New York, New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any action, suit, claim, investigation or proceeding arising out of this Agreement or any transaction contemplated by this Agreement.  Each party agrees to commence any such Action either in the state courts of the State of New York located in New York, New York or, if such action may not be brought in such court for jurisdictional reasons, in the Southern District of New York.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit, claim, investigation or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.15.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, claim, investigation or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in (a) the state courts of the State of New York located in New York, New York, or (b) the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, claim, investigation or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.

THE MANITOWOC COMPANY, INC.

By:	/s/ Maurice D. Jones
Name:	Maurice D. Jones
Title:	Senior Vice President,
General Counsel & Secretary

MMG HOLDING CO., LLC

By:	THE MANITOWOC COMPANY, INC.,
SOLE MEMBER

	By:	/s/ Maurice D. Jones
	Name:	Maurice D. Jones
	Title:	Senior Vice President,
General Counsel & Secretary

FINCANTIERI-CANTIERI NAVALI ITALIANI S.p.A.

By:	/s/ Giuseppe Bono
Name:	Giuseppe Bono
Title:	Chief Executive Officer

BUYER

FINCANTIERI MARINE GROUP HOLDINGS INC.

By:	/s/ Pier Francesco Ragni
Name:	Pier Francesco Ragni
Title:	President

DISCLOSURE SCHEDULE

TO

PURCHASE AGREEMENT

BY AND AMONG THE MANITOWOC COMPANY, INC.

MMG HOLDING CO., LLC,
FINCANTIERI-CANTIERI NAVALI ITALIANI S.p.A,
AND

FINCANTIERI MARINE GROUP HOLDINGS INC.

August 1, 2008

SECTION	DESCRIPTION

1.38	Subcontractors

3.10	Resigning Directors and Officers

3.16	Assumed Parent Guarantees

3.17(b)	Seller Employees

4.3(c)	Third Party Consents

4.3(f)	Bonus and Severance Payments

4.6(b)	Foreign Qualifications

4.7(b)	Capitalization of Subsidiary

4.9(c)	Audits; Tax Claims

4.9(d)	Tax Sharing/Allocation Agreements

4.9(g)	Adjustments Due to Changes in Accounting Methods

4.11(a)	Intangible Assets

4.12(a)	Owned Real Property

4.12(b)(i)	Leased Real Property

4.13	Existing Contracts

4.14(b)	Violations under Existing Contracts

4.14(c)	Default Notices Under Existing Contracts

4.15(a)	Employee Benefit Plans

4.15(b)	Funding Status of ERISA Plans

SECTION	DESCRIPTION

4.15(d)	Health or Death Benefits Beyond Termination of Employment

4.15(e)	Accruals Under Unfunded Employee Benefit Plans

4.15(f)	Accelerated Payments Under Employee Benefit Plans

4.16(a)	Strikes, Etc.

4.17(c)	ITAR

4.17(d)(ii)	Compliance with International Trade Laws and Regulations

4.18(b)	Compliance with Environmental Laws

4.18(c)	Environmental Permits

4.18(g)	Environmental Claims

4.18(e)	Environmental Releases

4.18(i)	Environmental Indemnities

4.19	Existing Litigation

4.20	Certain Changes and Developments

4.22	Indebtedness

4.23(c)	Disallowed Costs Pertaining to Government Contracts

4.23(d)	Security Clearances

4.23(e)	Notices Under Government Contracts

4.24(a)	Cancellations or Terminations by Material Suppliers or Customers

4.24(b)	Suppliers and Customers

5.3(c)	Consents; Governmental Approvals

6.1	Business Outside Ordinary Course

7.6(j)	Required Third Party Consents

9.1(d)	Seller’s Indemnity

2